Exhibit 10.3
ONE MCKINNEY PLAZA

LEASE AGREEMENT
BETWEEN
GAEDEKE HOLDINGS II, LTD.,
AS LANDLORD,
AND
ARCHIPELAGO LEARNING, LLC.
AS TENANT

Table of Contents

1. Definitions
a. Base Rent
b. Base Year
c. Basic Costs
d. Building
e. Building Standard
f. Business Day(s)
g. Commencement Date
h. Common Areas
i. Effective Date
j. Electricity Costs
k. Excess Basic Costs
l. Expiration Date
m. Guarantor (Intentionally Deleted)
n. Land
o. Landlord’s Work
p. Landlord Parties
q. Lease Month
r. Lease Year
s. Parking Fees
t. Permitted Use
u. Premises
v. Project
w. Rent
x. Rentable Area of the Building
y. Rules and Regulations
z. Security Deposit
aa. Service Areas
bb. Tenant Parties
cc. Tenant’s Pro Rata Share
dd. Term
ee. Trade Fixtures
2. Lease Grant & Landlord Representations
3. Rent
4. Security Deposit
5. Use
a. Prohibited Uses
b. Floor Loads
c. Compatible Use
d. Parking
6. Entry by Landlord
7. Basic Services
8. Electrical Services
9. Service Terms
10. Graphics

11. Improvements by Landlord (Intentionally Deleted)
12. Maintenance and Repair by Landlord
13. Maintenance, Repair, and Alterations by Tenant
14. Mechanic’s Liens
15. Assignment and Subletting
16. Tenant’s Insurance
a. General Liability Insurance
b. Workers’ Compensation and Employer Liability Coverage
c. Property Insurance
d. Business Income and Extra Expense Coverage
e. Policy Forms and Additional Representations
f. Evidence of Property Insurance
17. Landlord’s Insurance
18. Subrogation and Waiver of Right of Recovery
19. Indemnities and Waivers
20. Limitations of Liability
21. Casualty
22. Condemnation
23. Subordination
24. Estoppel Certificates
25. Default
26. Remedies
27. Landlord Default/Tenant Remedies
28. Expiration, Termination, and Hold Over
29. Quiet Enjoyment
30. Reservations by Landlord
31. Transfers by Landlord
32. Taxes on Tenant’s Property
33. Authority
34. Building Rules and Regulations
35. Compliance with Applicable Laws
36. Americans with Disabilities Act and Texas Architectural Barriers Act
37. Telecommunications
38. Landlord’s Lien
39. Notices
40. Miscellaneous
a. Attorneys’ Fees
b. Commissions
c. Construction
d. Force Majeure
e. Full Agreement; Amendments
f. Joint and Several Liability (Intentionally Deleted)
g. Method of Calculation
h. No Merger
i. Non-Disclosure
j. Recording

k. Representations and Warranties
l. Severability
m. Successors
n. Time is of the Essence; Relationship; Successors and Assigns
o. Waivers
41. Abandonment
42. Exhibits and Riders

Exhibit A:	Premises
Exhibit B:	Legal Description of Land
Exhibit C:	Rules and Regulations
Exhibit D:	Work Letter and Landlord Work
Exhibit E:	Commencement Letter
Exhibit F:	Moving Allowance
Exhibit G:	Janitorial Specifications
Exhibit H:	Reconciliation Statement Form
Exhibit I:	Exceptions to Permitted Use Restrictions in the Project
Exhibit J:	Depiction of Reserved Spaces
Exhibit K:	Non-Exclusive, Exclusive and Service Elevators
Exhibit L:	Required Removables
Exhibit M:	Parent Guaranty

Rider 1:	Renewal Option
Rider 2:	Termination Option
Rider 3:	Expansion Option
Rider 4:	Signage

OFFICE LEASE
     Gaedeke Holdings II, Ltd. (“Landlord”) and Archipelago Learning, LLC, (“Tenant”), for good and valuable consideration, enter into this Lease Agreement (“Lease”) as of April 23, 2010, and effective as of the Effective Date (defined in Paragraph 1.h).
1.	Definitions. These capitalized terms are some of the defined terms used in this Lease:
a.	Base Rent means the fixed amounts stated in the following schedule.

	Annual Rate	Rentable	Monthly Fixed	Annual Fixed
Months	(psf)	Area	Amount	Amount
1 — 24 (24 months)	$12.90	37,218	$40,009.35	$480,112.20
25 — 48 (24 months)	$24.00	37,218	$74,436.00	$893,232.00
49 — 84 (36 months)	$25.00	37,218	$77,538.00	$930,456.00
85 — 120 (36 months)	$26.00	37,218	$80,639.00	$967,668.00
b.	Base Year is 2010; “Base Year Basic Costs” shall mean all Basic Costs actually incurred during the Base Year, with all costs that vary with occupancy grossed-up as if 95% of the rentable square footage of the Building had been occupied and Building Standard services had been provided to all Common Areas and to 95% of the rentable square footage of the Building during the Base Year.

c.	Basic Costs are all direct costs and expenditures reasonably incurred in connection with operating, maintaining, protecting, repairing, replacing, managing, and owning the Project to the extent that such types of costs were actually incurred in the Base Year and benefit Tenant in-common with other occupants of the Project, computed on an accrual basis in accordance with income tax-based financial accounting principles Cash basis accounting (“Accounting Principles”) consistently applied including, without limitation, (i) all costs connected with: procuring property, liability, and other insurance coverages (including, without limitation, any payments made to satisfy any commercially reasonable deductibles and the allocable cost of any blanket insurance policies); (ii) providing, maintaining, inspecting, repairing, replacing, changing, installing, servicing, cleaning, evaluating, or making available any service, facility, amenity, or equipment serving any part of the Project (including, without limitation, utility, mechanical, electrical, and plumbing excluding (y) repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, and (z) alterations attributable solely to a specific tenant or group of tenant of the Building; (iii) Building Standard HVAC (provided during Normal

Business Hours); (iv) Building gas, water and sewer supply all limited to the extent such service is provided for Common Areas, Service Areas and any other space in the Building that is used for the Permitted Use; (v) Building Standard vertical transportation; (vi) Building Standard fire prevention, warning, and control; (vii) Building Standard access control; (viii) Building Standard security; (ix) Building Standard janitorial, window cleaning and waste disposal to the extent provided for Common Areas, Service Areas and any other space in the Building that is used for the Permitted Use; (x) Building Standard landscaping; (xi) buying, renting, or paying for any minor materials and supplies (e.g., light bulbs and ballasts); (xii) equipment and tools; (xiii) floor, wall, and window coverings for Common Areas; (xiv) personal property; (xv) required or beneficial easements; (xvi) service agreements furthering such purposes; (xvii) complying with any Applicable Law (including, without limitation, license, permit, and inspection fees, professional fees, and other costs of negotiating or contesting real estate taxes or any governmental impositions on the Project) to the extent such laws, rules or regulations are amended, become effective, or are reinterpreted or enforced differently after the Effective Date; (xviii) amortization over the cost of the useful life of capital improvements to any part of the Project (plus interest on the un-amortized or un-depreciated balance at 2% over the prime rate published in The Wall Street Journal (Wall Street Journal Prime) on, or on the publication date nearest, the date on which the cost was incurred), if, and only if, such capital improvements are (a) primarily for the purpose of actually reducing operating expense costs or otherwise improving the operating efficiency of the Project or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority to the extent such laws, rules or regulations are amended, become effective, or are reinterpreted or enforced differently after the Effective Date; (xix) all taxes, margin taxes, assessments, excises, association dues, fees, levies, charges, and other taxes of every kind levied or assessed against, or arising in connection with, the ownership, use, occupancy, operation, or possession or the Project now or in the future; and (xx) any local, state or federal capital levy or other tax directly or indirectly on the rents or revenue received by Landlord and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or revenue on the Building or any future building or buildings on the Project, all limited to the extent that such levy or tax is assessed in lieu of ad valorem taxes on the Project itself.

For purposes of computing Tenant’s Pro Rata Share of Excess Basic Costs, Basic Costs (excluding those cost attributable to real and personal property taxes and assessments, insurance costs, utility services) in any calendar year will not increase by more than 6% on a non-cumulative basis over controllable Basic Costs used to compute Tenant’s Pro Rata Share of Excess Basic Costs in the prior year.

Notwithstanding the foregoing in this Paragraph 1(c), Basic Costs will not include the cost of: (i) leasing commissions and attorneys’ fees for leasing space to, or making improvements exclusively for, another tenant, or for the enforcement of leases; (ii) non-Building Standard goods, services and utilities furnished to another tenant, including without limitation any goods, services and utilities provided to an occupant of the Building that is not operating as a Permitted Use, to the extent that such cost exceeds the average cost per square foot of such item for occupants using a portion of the Project as the Permitted Use; (iii) the cost of tenant improvements made for tenant(s) of the Building; (iv) casualty repairs or condemnation damages to the extent either (1) same is required to be covered by insurance pursuant to the terms of this Lease, or (2) damage awards are provided for the subject damage; (v) principal, interest, penalties, late fees, on debt or amortization on any mortgage encumbering the Project or the Land and any other payments to Landlord’s Mortgagee; (vi) federal and state taxes on income, death taxes, franchise taxes, gift, inheritance, and estate taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project unless such tax is in lieu of ad valorem taxes on the Project itself; (vii) capital improvements, except to the extent specifically permitted by Paragraph 1(c); (viii) costs incurred due to violations of law or other violations by Landlord of any of the terms and conditions of this Lease, and costs incurred due to violations by Landlord of any terms of an agreement that relates to the Project; (ix) advertising and promotional expenditures, marketing expenses and other similar costs incurred in connection with the development or leasing of the Project, including, but not limited to, expenses associated with maintaining a leasing office (x) the cost of any environmental remediation of the Project or the Land, including without limitation any costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Project, except to the extent directly caused or released by a Tenant Party (xi) rental under any ground lease or other underlying lease (xii) salaries of personnel of Landlord above the level of building manager; (xiii) costs or expenses for correcting defects in the design or construction of the Project, including without limitation, latent defects in the Project, and costs incurred in complying with governmental requirements to the extent same were applicable to the Project on or prior to the Commencement Date; (xiv) reserves for bad debts, future repairs, improvements, additions or any expenditures that would be incurred subsequent to the current calendar year (xv) Penalties and interest for late payments; (xvi) the cost of construction of the Project and/or the improvements on the Land, whether initially or in connection with any replacement or expansion; (xvii) Landlord’s general corporate overhead costs and general administrative expenses (other than the allocable portion thereof attributable to the Project), organizational fees, and partnership expenses; (xviii) overhead and profit paid to subsidiaries or affiliates of Landlord for services on or to the Project and/or Premises, to the extent only that the costs of such services exceed competitive costs for such services were they not to rendered by a subsidiary or affiliate; (xix) costs or expenses of leasing any item if the purchase price of such item, if purchased, is not properly chargeable as Basic Cost; (xx) costs or expenses incurred as a result of disputes with other tenants or occupants of the Project; (xxi) the amount of any increase in Landlord’s existing insurance premiums or the amount of any premiums for additional insurance which Landlord is required to purchase, to any extent that such increases or additional insurance are directly attributable to the use of any portion of the Building for a use other than the Permitted Use; (xxii) any other expenses not expressly included in Basic Costs which, in accordance with Accounting Principles consistently applied, would not normally be treated as Basic Costs by landlords of comparable buildings in the Dallas-Uptown office market, and (xxiii) Electricity Costs.

d.	Building is the 15 story office building tower located on the Land. Landlord and Tenant stipulate that the Rentable Area of the Building is 256,543 square feet regardless of whether this stipulated number is more or less than the actual number of square feet.

e.	Building Standard means the type, brand, quality, or quantity of materials, equipment, insurance coverages, methods, scheduling, usages, or services that are customary in for Class A office buildings located in the Dallas-Uptown office market.

f.	Business Day(s) mean Mondays through Fridays, except for normal business holidays, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (Holidays), and Normal Business Hours mean from 7:00 a.m. to 6:00 p.m. on Business Days, and from 8:00 a.m. to 1:00 p.m., on Saturdays, except for Holidays.

g.	Commencement Date will be the later of (X) August 1, 2010, or (Y) the earliest of: (i) the date on which Tenant occupies the Premises and begins conducting business therein, except for Data Room Operations at the Premises, as provided for herein; (ii) the date on which the Work (as defined in Exhibit D hereto) in the Premises is Substantially Completed (as defined in Exhibit D hereto); or (iii) the date on which the Work in the Premises would have been Substantially Completed but for the occurrence of any Tenant Delay (as defined in Exhibit D hereto)

h.	Common Areas are those corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, lobby areas, and other similar facilities in the Building and driveways, sidewalks, loading areas, and similar areas outside the Building but on the Project available for the non-exclusive use or benefit of tenants generally or the public now or in the future; provided that the Common Areas as of the Commencement Date may not be reduced nor modified in such a way that materially and adversely affects Tenant’s use of the Premises and the Common Areas without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

i.	Effective Date is the date this Lease and the Guaranty are fully executed and Tenant delivers to Landlord the Security Deposit and the first full month’s Base Rent.

j.	Electricity Costs are all actual third-party costs electrical supply costs incurred by Landlord that are directly attributable to the Project, being comprised of (i) electrical services used in the operation, maintenance, and use of the Project; and (ii) sales, use, excise, and other taxes assessed by governmental authorities on electrical services supplied to the Project. With respect to any period of time that at least 95% of the rentable square footage of the Building is not occupied, Landlord will be entitled to gross-up all Electricity Costs that vary with occupancy of the Building as if 95% of the rentable square footage of the Building had been occupied and electricity services had been provided to all Common Areas and to 95% of the rentable square footage of the Building during such period of time; provided that in no event shall Landlord be able to gross-up Electricity Costs in a manner that could allow Landlord to recover more than 100% of the actual Electricity Costs or any component thereof. The definition of the term Electricity Costs is subject to change in accordance with the terms of Paragraph 8(a) of this Lease.

k.	Excess Basic Costs are the amount (prorated for any partial calendar year) by which Basic Costs for that calendar year exceed Base Year Basic Costs, but Base Rent will never be reduced, even if Basic Costs for any calendar year are less than Base Year Basic Costs. Landlord will compute Basic Costs in accordance with consistently applied Accounting Principles. With respect to any period of time that at least 95% of the rentable square footage of the Building is not occupied, Landlord will be entitled to gross-up all Basic Costs that vary with occupancy of the Building (For example, the following expenses do not vary with occupancy and shall not be adjusted in the “gross-up” calculation: (1) property taxes, (2) amortized capital improvements costs, (3) insurance premiums, (4) management fees, (5) landscaping expenses, (6) building security costs, and (7) any other fixed-cost items that are not subject to fluctuation based upon occupancy) as if 95% of the rentable square footage of the Building had been occupied and Building Standard services had been provided to all Common Areas and to 95% of the rentable square footage of the Building during such period of time; provided that in no event shall Landlord be able to gross-up Basic Costs in a manner that could allow Landlord to recover more than 100% of the actual Basic Costs or any component thereof. Additionally, Landlord represents that the Base Year Basic Costs will be calculated on a consistent basis with Tenant’s Pro Rata share of Excess Basic Costs; that is, with variable Basic Costs grossed-up if the Landlord is charging Tenant on a grossed-up basis.

l.	Expiration Date is the last day of the One-hundred twentieth (120th) full calendar month after the Commencement Date; Landlord and Tenant will sign and deliver a Commencement Letter (Exhibit E) confirming the exact Expiration Date and if requested by either party, a lease amendment.

m.	Intentionally Deleted.

n.	Land means the real property described in Exhibit B on which the Building is situated.

o.	Landlord’s Work is the Work described in the Work Letter (Exhibit D, Schedule 1) to be performed by Landlord.

p.	Landlord Parties are (i) Landlord, (ii) Landlord’s Mortgagee, (iii) the Building manager, and (iv) their respective shareholders, members, partners, affiliates, subsidiaries, partners, directors, officers, employees, agents, and contractors.

q.	Lease Month means each of the twelve (12) one-month periods during a Lease Year (defined below) with the first (1st) Lease Month commencing on the Commencement Date and with each subsequent Lease Month commencing upon the expiration of the prior Lease Month and expiring on the last day of said subsequent calendar month; provided, however, in the event the Commencement Date is on a date other than the first day of a calendar month, the first (1st) Lease Month shall be extended and shall end on the last day of the first full calendar month after the Renewal Term Commencement Date and Base Rent during such period shall be prorated on a day by day basis accordingly.

r.	Lease Year means a period of one year, with the first (1st) Lease Year commencing on the Commencement Date and expiring on the last day of the 12th Lease Month, and with each subsequent Lease Year commencing upon the expiration of the prior Lease Year and expiring on the day immediately preceding the anniversary of such subsequent Lease Year;

s.	Parking Fees are the amounts Landlord will be entitled to charge for any Tenant Party’s right to use any parking facilities serving the Project, plus any applicable taxes. For the Term, the monthly Parking Fee for each of the One-hundred forty-nine (149) Unreserved Spaces will be waived. Any additional Unreserved parking spaces are $65.00 per space per month, plus applicable taxes, and any agreed upon Reserved parking spaces are $100.00 per space per month, plus applicable taxes. Tenant may lease additional parking spaces on a month-to-month basis at the aforementioned rates, subject to availability.

t.	Permitted Use means general office purposes and related uses (including without limitation a server room) and no other purpose.

u.	Premises mean the space in the Building shown on Exhibit A, located on Floors Three and Four and designated as Suite 300 and Landlord and Tenant stipulate that the Rentable Area of the Premises is 37,218 square feet even if this stipulated number is more or less than the actual number of square feet.

v.	Project means the Land, the Building, and the parking garage serving the Building that is located on the Land, and all other improvements and facilities now or later located in the Building or on the Land.

w.	Rent means, collectively: (i) Base Rent (ii) Parking Fees, (iii) Tenant’s Pro Rata Share of Electricity Costs, (iv) Tenant’s Pro Rata Share of any Excess Basic Costs, and (v) all other sums of money owed to Landlord under this Lease.

x.	Rentable Area of the Building means 256,543 square feet.

y.	Rules and Regulations are the Building Rules and Regulations (Exhibit C), as Landlord may, from time to time amend them; provided that in no event except with Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (i) may any change to the Rules and Regulations adversely affect Tenant’s use and access to the Premises, parking and Common Areas; (ii) may any rule or regulation be enforced against any Tenant Party unless such rule or regulation is consistently applied to and enforced against all tenants of the Project except rules or regulations that apply only to the interior of any portion of the Unrestricted Area; and (iii) may any rule or regulation be enforced against any Tenant Party if the terms of this Lease are inconsistent with the subject matter of the applicable rule or regulation.

z.	Security Deposit is initially $70,342.00 subject to adjustment in accordance with the terms of this Lease.

aa.	Service Areas are those areas in the Building that are used for stairs, elevator shafts, flues, vents, stacks, pipe shafts, and other vertical penetrations (excluding any such area dedicated to a particular tenant’s exclusive use) and those areas outside the Building but serving the Project that are not available for the non-exclusive use or benefit of tenants generally or the public.

bb.	Tenant Parties are Tenant and its shareholders, members, partners, directors, officers, employees, agents, sublessees, licensees, invitees, and contractors.

cc.	Tenant’s Pro Rata Share means 14.5%, which is the Rentable Area of the Premises divided by the Rentable Area of the Building, expressed as a percentage.

dd.	Term means any partial month in which the Commencement Date occurs, plus the next One-hundred Twenty (120) full calendar months.

ee.	Trade Fixtures include Tenant’s furniture, equipment, and any signs within the Premises. Trade Fixtures do not include any permanent leasehold improvements in the Premises or the Building; any floor, wall, or ceiling coverings (except throw rugs); interior walls or partitions; attached lighting fixtures; or anything else that is part of, or attached to, any electrical, plumbing, or mechanical system in or serving the Premises.

2.	Lease Grant & Landlord Representations.
a.	On the terms expressed in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord for the Term and grants to Tenant a non-exclusive right to use Building and Common Areas, and to the extent applicable the Service Area. Tenant shall have access to the Premises as of the Commencement Date. By taking of possession of the Premises, except for latent defects and except as otherwise set forth in this Lease (including without limitation, punch-list items and warranties created in accordance with the terms of the Work Letter (Exhibit D)) Tenant: (a) accepts the Premises “as is” and “where is”; (b) Waives any implied warranties of suitability, habitability, and fitness for a particular purpose; (c) Waives all claims based on any defect in the Premises and the Project that could have been discovered by Tenant’s reasonable inspection; and (d) acknowledges that Landlord has fully performed its obligations under the Work Letter, except for (i) Landlord’s completion of any items of Landlord’s Work listed in the punch-list delivered to Landlord in accordance with the Work Letter, and (ii) Landlord’s completion of the Post-Commencement date Work (as defined in the Work Letter). The foregoing is subject to any Landlord’s construction obligations hereunder and to any express representation made by Landlord in connection with this Lease.

b.	Landlord represents and warrants to Tenant that (i) Landlord owns the Land in fee simple, free and clear of any liens or other encumbrances that would prohibit the occupancy, use, and enjoyment of the Premises and Common Areas by Tenant for the purposes intended herein; and (ii) the Project complies with all Applicable Laws.

c.	In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date, including but not limited to use for Tenant’s operation of its data room (“Data Room Operations”), then such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of Base Rent and Electricity Costs (provided that Tenant shall pay all the cost of actual electricity supplied to the data room through a separate meter), including, without limitation, Tenant’s compliance with the insurance requirements of Paragraph 16; provided that such early entry, use or occupancy shall not: (i) relieve Landlord of any of its obligations under the Work Letter, (ii) trigger the

Commencement Date. Said early possession shall not advance the Expiration Date.
3.	Rent. Except for any notice or demand expressly required in this Lease, Tenant must pay to Landlord without any notice, demand, setoff, or deduction, Base Rent and Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost, and all other components of Rent.
a.	Unless otherwise expressly provided in this Lease, Base Rent, plus 1/12 Landlord’s estimate of Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost will be due and payable, in advance monthly installments on or before the 1st day of each calendar month. All components of Rent owed to Landlord will be prorated daily based on a 360-day year for any partial calendar month for which any Rent is due. Rent for any period during the Term which is less than a full month shall be a prorated portion of the monthly installment of Rent based upon the number of days in such month.

b.	On or before April 1st of each calendar year after the Base Year Landlord shall issue a budget for total Electricity Costs and total Basic Costs for such calendar year, including Landlord’s estimate of Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost for that calendar year (the “Annual Budget & Estimate”). The Annual Budget & Estimate shall provide a budget for each component expense category comprising Basic Costs and Electricity Costs. Tenant shall pay as additional Rent during each calendar year Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost based on the Annual Budget & Estimate. The Annual Budget & Estimate shall be binding upon Landlord and Tenant with respect to such calendar year until the Reconciliation Statement (as defined below) is provided to Tenant.

c.	By May 30th of each calendar year Landlord will furnish Tenant a statement of actual Basic Costs and Electricity Costs for the prior calendar year (the “Reconciliation Statement”). If a Reconciliation Statement is not timely provided to Tenant, then in addition to all other remedies of Tenant under this Lease, Tenant may withhold monthly payments applicable to Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost until the date that is thirty (30) days after the date that the Reconciliation Statement is provided to Tenant. The Reconciliation Statement shall provide an accounting of actual expenses for each component category comprising Basic Costs and Electricity Costs in a form substantially similar to Exhibit H attached hereto. If no uncured Default then exists, Landlord will refund any overpayment to Tenant for the prior calendar year within twenty (20) days after the date the Reconciliation Statement is issued. In the event of a deficiency in payment of Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Cost for the prior year, Tenant will pay such deficiency to Landlord, as additional rent in one lump sum payment within thirty (30) days after receipt of the Reconciliation Statement.

d.	During the Term, Tenant (or a third-party auditor engaged by Tenant) may review and audit, at Tenant’s sole cost and expense, the books and records supporting a Reconciliation Statement in an office of Landlord located in Dallas County, Texas, during normal business hours, upon giving Landlord fifteen (15) days advance written notice within one year after receipt of the subject Reconciliation Statement, but in no event more often than once in any one (1) year period, subject to execution of a reasonable confidentiality agreement and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s determination of Excess Basic Costs or Electricity Costs one year after receipt of same, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. If such audit reveals that Tenant overpaid either Excess Basic Costs or Electricity Costs, Landlord shall reimburse the difference to Tenant within thirty (30) days of written demand, and if such over payment revealed by the audit is in an amount of 5% or greater of the total of either Tenant’s Pro Rata Share of Excess Basic Costs or Tenant’s Pro Rata Share of Electricity Costs, then Landlord shall reimburse Tenant for is reasonable third-party cost incurred in connection with such audit.

e.	At least two (2) Business Days prior to the first day of each calendar month, Landlord shall provide Tenant with a statement of all Rent that is due and payable on such first day of the calendar month. If Tenant fails to pay (i) any monthly installment of Base Rent by the 5th Business Day of the month when due; or (ii) any other component of Rent within 30 days after written demand or the due date specified in this Lease, Tenant must pay a 10% late fee on the delinquent amount, provided that such fee shall not apply to the first late payment, if any, each calendar year. If Tenant is twice in Default for a failure to timely pay Rent under this Lease (and each of such Defaults remainder uncured beyond all applicable periods of notice and cure), then Landlord will be entitled to require Tenant to pay Rent (as estimated by Landlord) quarterly, in advance, in readily available funds (e.g., in cash or by wire transfer, cashier’s check, or money order); provided that if Tenant timely pays all Rent in advance quarterly for a period of one calendar year, then may return to the payment of Rent of monthly installments. Landlord will apply all payments to fees, costs, interest, other sums due under the Lease, and then to the earliest accrued and unpaid Base Rent then outstanding in that order.

4.	Security Deposit. Landlord will hold the Security Deposit, without interest, to secure performance of Tenant’s obligations under this Lease, but the Security Deposit is not an advance payment of Rent or a measure of Landlord’s damages for Tenant’s breach of this Lease.
a.	Landlord may: (i) commingle the Security Deposit with Landlord’s other funds; and (ii) during any period of time that a Default by Tenant exists beyond all applicable period of notice and cure, use the Security Deposit to pay any delinquent Rent or to satisfy Tenant’s other obligations after providing five (5) days’ advance written notice of such application to Tenant. After any such use of the Security Deposit, Tenant must pay to Landlord, within five (5) Business Days after written demand, the amount necessary restore the Security Deposit.

b.	If Tenant is not in Default when this Lease expires or terminates, Landlord will return any unused portion of the Security Deposit to Tenant within 30 days after the last to occur of: (i) the Expiration Date; and (ii) the date that Tenant completes all matter set forth on the Move-Out List (created pursuant to Paragraph 28(c) of this Lease). Tenant’s actual or attempted assignment, transfer, or encumbrance of the Security Deposit will not bind Landlord.
5.	Use. The Premises may be used only for the Permitted Use. The rentable area of the Project may be used only for the Permitted Use, except as for the portion of the Project described on Exhibit I, attached hereto (the “Unrestricted Area”).
a.	Prohibited Uses. Tenant must not use the Premises, or permit their use, for any of the following (collectively, the “Prohibited Uses”): (i) any illegal purpose; (ii) any activity that is dangerous to life, limb, or property; or (iii) any activity that would create a nuisance or unreasonably disturb other occupants of the Building. Landlord shall not permit any portion of the rentable area of Project to be used for any of the Prohibited Uses. In addition, Landlord agrees that it will not permit the rentable area located on the first floor of the lobby portion of the Building tower that is part of the Unrestricted Area, to be used as either a nightclub or a business that primarily sells alcohol and/or liquor.

b.	Floor Loads. Tenant must not place any load upon any floor of the Premises exceeding the following limits: 50 psf (plus 20 psf dead load for partitions) for office space, and 100 psf for corridors. Landlord may prescribe reasonable limits on the weight and the position of all objects exceeding 300 lbs that Tenant places in the Premises and Tenant must deliver written notice to Landlord and receive Landlord’s written consent before placing any such items in the Premises, which consent shall not be unreasonably withheld, conditioned or delayed.

c.	Compatible Use. Tenant covenants with respect to Tenant Parties and the Premises, and Landlord covenants with respect to the Landlord Parties and the Project: (i) it will use commercially reasonable efforts to prevent the unreasonable transmission of noise or vibration to the Building resulting from the installation, operation, and maintenance of business machines and equipment in such area, (ii) it will use commercially reasonable efforts to control all occupants of such area so that the business and operations of such occupants shall not unreasonably interfere with, annoy, or disturb other occupants of the Building, and (iii) it will use commercially reasonable efforts to prevent waste on such area.

d.	Parking. During the Term, without charge, Tenant may use in accordance with this Lease and the Rules and Regulations Zero (0) Reserved Spaces and One-hundred forty-nine (149) Unreserved Spaces. At anytime during the Term, subject to availability, Tenant may lease additional Unreserved parking spaces at a cost of $65.00 per space per month, plus applicable taxes, and Reserved parking spaces are $100.00 per space per month, plus applicable taxes. The foregoing parking charges may not be increased during the Term. Landlord and Tenant hereby acknowledge and agree that, as of the Commencement Date, Tenant shall lease an additional twenty-one (21) Unreserved Spaces (“Additional Confirmed Spaces”). With respect to said Additional Confirmed Spaces, Tenant shall have the right to continue to lease such spaces for each month remaining during the Term and the right to terminate the lease of any such spaces by providing Landlord with thirty (30) days’ advance written notice of termination of such spaces or portion thereof. However, upon Tenant’s election to terminate the lease of the Additional Confirmed Spaces, Tenant will not have any continuing right to lease the Additional Confirmed Spaces. If after termination of the lease of any Additional Confirmed Spaces, Tenant re-leases such spaces from Landlord pursuant to this Paragraph 5(d), then either Landlord or Tenant shall have the right to terminate the lease for such Additional Confirmed Spaces by providing the other party with thirty (30) days’ advance written notice of termination of such leased parking spaces. With respect to any other additional spaces (i.e. parking spaces other than the 149 Unreserved Spaces and the 21 Unreserved Spaces described above) that may be leased by Tenant pursuant to this Paragraph 5(d), either party may terminate the lease of such spaces or portion thereof by providing the other party with thirty (30) days’ advance written notice of termination of such leased parking spaces. As of the Commencement Date, Landlord will be entitled to: (i) issue access control devices and use access control methods it deems necessary (provided that the first one-hundred seventy (170) access control devices, if any are required, shall be provided to Tenant without additional charge); (ii) impose fines of up to $25 on Tenant for each violation of applicable Parking Rules and Regulations or the unauthorized use of parking facilities by any Tenant Party; and (iii) make reasonable charges to replace previously issued access control devices. Within thirty (30) days of Landlord’s written request, Tenant must furnish Landlord a current list of persons using Tenant’s spaces, including each user’s name and the make, and license number of each user’s vehicle. Landlord covenants that it shall maintain all parking spaces located in the parking garage: (i) for the sole use of employees and tenants of the Building, except for guest parking in the designated visitor parking area that is located on the 1st floor and on level two (L-2) before the controlled access gate for the tenant parking area, (ii) such that, at all times, all parking spaces leased by Tenant pursuant to this Paragraph 5(d) shall be available in covered areas within the parking garage located at the Project, and (iii) such that the layout, design and number of parking spaces located in the parking garage shall not be modified in a manner that will materially and adversely affect Tenant, except with the prior written consent of Tenant, which consent shall not be unreasonable withheld, conditioned or delayed. In the event of a breach by Landlord of any obligation under this Paragraph 5(d), Tenant shall provide Landlord written notice detailing the breach and Landlord shall immediately commence the cure of such breach (including, without limitation, by providing valet parking service to Tenant’s employees at the front entrance of the Building, all without cost or reimbursement from Tenant). If Landlord has not cured a breach of an obligation under this Paragraph 5(d) within thirty (30) days after receipt of written notice identifying the breach, then such breach shall be deemed a Landlord Default, without further notice requirements or cure opportunities.
6.	Entry by Landlord. Landlord Parties may enter the Premises at all reasonable hours (and, in emergencies, at any time, by reasonable means) to inspect the Premises; to show the Premises to prospective purchasers, mortgagees, or insurers; and (to the extent specifically permitted or required by this Lease) to clean, repair, or alter the Premises; or within the last ninety (90) days of the Term, to show the Premises to prospective tenants. Any entry of the Premises by any Landlord Party shall be subject to reasonable restrictions imposed by Tenant, including: (i) restrictions imposed to protect confidential information, (ii) at least 24-hours’ advance notice must be provided to Tenant’s office manager as a condition to any non-emergency entry, (iii) a representative of Tenant shall be required to accompany any Landlord Party that enters the Premises pursuant to this Paragraph 6, except in the event of an emergency, and (iv) a certificate of insurance for Landlord’s Liability Policy that confirms Landlord’s Liability Policy remains effective as of the date of entry must be provided to Tenant as a condition to entry. For the purposes of this Paragraph 6, an emergency shall mean an event or circumstance that could result in significant damage to property or harm to human life if access to the Premises is not immediately available to a Landlord Party or third-party emergency responder. In the event of an emergency, Landlord shall provide Tenant with the best notice practicable under the circumstances.

7.	Basic Services. Landlord will furnish these Building Standard services to Tenant during the Term, unless otherwise provided herein:
a.	hot and cold water at those points of supply (i) provided for general use of tenants in the Building, and (ii) designated in plans approved pursuant to the Work Letter (Exhibit D);

b.	heat or air conditioning (HVAC) during Normal Business Hours in amounts necessary to maintain temperatures of 69 degrees Fahrenheit to 75 degrees Fahrenheit (the “Building Standard Temperatures”), and Landlord will supply, at Tenant’s sole cost, HVAC during other than Normal Business Hours (“After Hours HVAC”) if Tenant delivers its written request to Landlord before 1:00 p.m. on the preceding Business

Day. Within thirty (30) days after receipt of written invoice from Landlord, Tenant must pay as Rent the After Hours HVAC Cost for After Hours HVAC that is supplied to the Premises pursuant to this Paragraph 7(b). The term “After Hours HVAC Cost” shall mean $50.00 per hour; provided that (i) the minimum total charge for each provision of After Hours HVAC is $100.00; and (ii) after the second year of the Term, Landlord may, by providing written notice to Tenant, increase the After Hours HVAC Cost during the remainder of the Term to the current market rate for similar services in Class A office space in the Dallas Uptown market. If Landlord fails to maintain Building Standard Temperatures at the Premises, Tenant shall provide Landlord written notice identifying the failure; and Landlord shall use commercially reasonable efforts to remedy to failure to maintain the Building Standard Temperatures, and Tenant shall cooperate with Landlord’s efforts, including, but not limited to closing the window blinds in the Premises. If such failure remains uncured thirty (30) days after receipt of written notice from Tenant identifying the failure (with the cure of such failure being the maintenance of the Building Standard Temperatures at the Premises for a continuous one-week period), then such failure shall be deemed a Landlord Default without further notice requirements or cure opportunities.

c.	routine maintenance of electric lighting and replacement of Building Standard light bulbs and ballasts in Common Areas and Service Areas;

d.	janitorial service Sunday through Thursday and complying with the janitorial specifications attached as Exhibit G;

e.	exterior window washing at least two (2) times each year;

f.	(i) non-exclusive passenger elevator service sufficient for ingress and egress to the Premises on each of the Non-Exclusive Elevators (as described in Exhibit K, attached hereto), (ii) exclusive passenger elevator service for ingress and egress to the Premises on each of the Exclusive Elevators (as described in Exhibit K), commencing on the date that the renovation of the Exclusive Elevators is scheduled to be completed pursuant to Schedule I of the Work Letter, attached as Exhibit D, and (iii) non-exclusive use of the Service Elevators (as described in Exhibit K) to and from the Premises;

g.	Building Standard light and fluorescent bulb replacements for light fixtures in the Premises, and Tenant must pay Landlord the cost of any non-Building Standard replacement bulbs, within thirty (30) days after receipt of invoice therefor, as Rent;

h.	access control devices or codes allowing Tenant access to the Building parking garage and Premises during other than Normal Business Hours;

i.	monitored security service of Project, including an on-site security guard on a twenty-four hours per day, seven days per week basis;

j.	on-site Building engineer, from 7:00 a.m. to 5:00 p.m. on Business Days; and

k.	the ability for Tenant to have commercially reasonable access to high speed data/internet connections consistent with a first class office building in Dallas, Texas.
8.	Electrical Services. Landlord will furnish Building Standard electrical service to the Premises twenty four (24) hours per day, seven (7) days per week in amounts required to operate Building Standard lighting and ordinary amounts and types of office equipment; provided that in all events Landlord shall supply electrical service to the Premises of not less than 4 to 6 watts per square foot (1 watt for above lighting and 3 to 5 watts below). Tenant will not use electrical services that materially exceed the Building Standard, unless a separate meter is installed for the Premises in accordance with Paragraph 8(a). Landlord shall not permit any other occupant to use electrical service that materially exceeds the Building Standard, unless such electrical service is supplied to such occupant pursuant to a separate meter and the related costs are excluded from Electricity Costs.
a.	On 30 days written notice, Landlord unless prohibited by Applicable Law will be entitled to install a sub-meter for the Premises, and, in that event: (i) Tenant must reimburse Landlord for one-half of the actual cost of the sub-meter, (ii) Tenant will pay, as Rent, the actual cost of electricity supplied to the Premises as measured by the sub-meter, and (iii) Tenant must continue to pay Tenant’s Pro Rata Share of Electricity Costs, except that after the date a sub-meter is installed pursuant to this Paragraph 8(a), the term “Electricity Costs” shall be limited to the following: “all actual third-party costs electrical supply costs incurred by Landlord that are directly attributable to Common Areas and Service Areas of the Project (but in no event included any electrical service supplied to an area that is not made available for use by Tenant), being comprised of (i) electrical services used in the operation, maintenance, and use of such areas; and (ii) sales, use, excise, and other taxes assessed by governmental authorities on electrical services supplied to such areas; provided that in no event shall the foregoing be subject to any “gross-up” provision.

b.	Landlord, at Landlord’s expense, will be entitled to measure Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord; provided that Tenant shall not be obligated to pay actual costs of electric service supplied to the Premises except in accordance with the terms of Paragraph 8(a).

9.	Service Terms. Landlord will be entitled, from time to time, to select and change any provider of Building Standard and non-Building Standard utility services, electrical services, or of any service furnished by Landlord; provided that (i) the quality of the replacement service is substantially similar to or better than the service of the prior provider, (ii) the cost of the replacement service is not materially greater than the cost of the service of the prior provider, and (iii) Tenant’s use and occupancy of the Premises is not materially and adversely affected by the change in service provider.
a.	Tenant may make written requests for any non-Building Standard service and Landlord shall not unreasonably withhold condition or delay its consent to such service. Landlord may withhold or condition its consent to any non-Building Standard service if the requested non-Building Standard service: (i) would damage or injure the Premises or the Project in a manner that is not customarily accepted for Class A office buildings located in the Dallas Uptown market; (ii) would create a dangerous or hazardous condition; (iii) would entail alteration or repair to any part of the Project, of a type that is not customary for Class A office buildings located in the Dallas Uptown market; (iv) would in any material respect disturb or interfere with the operation of other facilities or equipment in, or any other occupant’s use of, the Project; (v) would increase in any material respect Landlord’s insurance or other costs to operate the Building and Tenant is not willing to reimburse Landlord for such increased costs; or (vi) would otherwise be detrimental in any material respect to the Project, to other occupants, or to Landlord. In no event will Landlord be liable to any Tenant Party for withholding, conditioning, or revoking its consent to any non-Building Standard service if such consent has been withheld, conditioned or revoked in accordance with the terms of this Paragraph 9(a).

b.	Intentionally Omitted.

c.	Tenant will cooperate with Landlord and any service provider at all times, and Tenant will allow (subject to and in accordance with the restrictions set forth in Paragraph 6 of this Lease) any Landlord Party or any service provider reasonable access to the Building’s electric lines, cables, feeders, risers, wiring, electrical panels, and any other equipment or machinery within, or accessed from, the Premises.

d.	Except as provided below, no change, interruption, or malfunction of any utility service, electrical service, or of any service furnished by Landlord (collectively, the “Services”) will: (i) constitute an actual or constructive eviction, a disturbance of Tenant’s use or occupancy of the Premises, or a breach of Landlord’s obligations under this Lease; (ii) render any Landlord Party liable or responsible for any loss or damage Tenant may sustain because the quantity or character of any service changes, becomes unavailable, or becomes unsuitable; (iii) relieve Tenant of any obligation under this Lease (including, without limitation, the obligation to pay any component of Rent), or (iv) entitle Tenant to any set-off, abatement, recoupment, or other reduction in any component of Rent. Notwithstanding the foregoing in this Paragraph 9(d) if an interruption or malfunction of any of the Services occurs that materially impairs Tenant’s operations at the Premises, then Tenant shall provide written notice (the “Service Interruption Notice”) of such interruption to Landlord, and if such interruption results from the negligent act or omission of any Landlord Party then all Rent payable under this Lease shall abate from the date of the Service Interruption Notice until the date that the subject Services are fully-restored, and Tenant shall have the right to terminate this Lease if the subject Service has not been fully-restored on the date that is sixty (60) days after the date that the Service Interruption Notice is issued and at anytime thereafter before the subject Service has been fully-restored. Landlord will use commercially reasonable efforts to have the malfunctioning Service restored and make commercially reasonable efforts to minimize any service disruptions for scheduled maintenance, repairs, inspections, and tests; provided that Landlord may not intentionally disrupt any Service for scheduled maintenance, repairs, inspections and tests without first providing Tenant with at least five (5) Business Days in advance, except for emergencies.

e.	Landlord, upon reasonable prior notice to Tenant, will be entitled to temporarily interrupt or turn off Services for any emergency (being an event that is likely to cause immediate material damage to property or harm to human life) or to perform repairs or maintenance of the Building that requires such interruption of Services, provided that (i) Landlord takes commercially reasonable steps to minimize the interruption; (ii) at least ten (10) days’ advance written notice of any interruption is provided to Tenant; and (iii) the interruption occurs during at times other than Normal Business Hours to the extent possible.
10.	Graphics. Landlord, at its cost, will supply and install letters and numerals on the exterior of the Premises naming Tenant and identifying Tenant’s suite number. These letters and numerals will be in Building Standard graphics, and Tenant will not allow any other graphics to be visible from outside the Premises, unless Landlord gives its prior written consent. And, if Landlord consents to Tenant’s use of any other letters, numerals, or graphics, Tenant must pay all costs associated with their acquisition, installation, and removal, and all costs to restore the Premises and any other part of the Building to their condition before such installation. Additionally, Landlord, at its cost, will take appropriate measures to include Tenant in the building directory.

11.	Intentionally Deleted.

12.	Maintenance And Repair by Landlord. Landlord shall be obligated to repair and maintain the Building’s exterior and load-bearing walls, floors (but not floor coverings within the Premises), and roof. Landlord will keep the Common Areas, Service Areas, Building Systems, roof, elevator shafts, footings, foundations, structural portions of load bearing walls, structural floors, and structural columns and beams in good repair and condition, in all events consistent with customary standards for a Class A office building located in the Dallas-Uptown submarket. The term “Building’s Systems” means the Building’s HVAC, life safety, plumbing, electrical, and mechanical systems, except for the portion of such systems (excluding life safety systems) that both: (i) exclusively serve the Premises, and (ii) extend outside of walls, including but not limited to attached fixtures, and above floors or below the ceiling within the Premises. Tenant will promptly notify Landlord of the need for any such repairs or maintenance, to the extent that Tenant is aware of such matter. Notwithstanding the foregoing in this Paragraph 12, the cost of performing any of maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Paragraph 18.

13.	Maintenance, Repairs, and Alterations by Tenant. Except for items that Landlord is obligated to maintain pursuant to Paragraph 12, Tenant, at its sole cost, must keep the Premises clean, healthful, and in good repair and condition (including, without limitation, all fixtures, plumbing, and interior plate glass; carpet or other floor covering; interior partitions; doors; the exterior surfaces of any demising walls; communications, computer, and other cabling exclusively serving Tenant’s equipment; supplemental air conditioning units, private showers and kitchens that are located in and exclusively serve the Premises. If Tenant fails to promptly commence the repair or replacement of such items after receipt of written notice from Landlord and the failure to promptly repair or replace such item will likely result immediate material damage to property or harm to human life, then Landlord may perform repair or replace such item and Tenant must pay as Rent Landlord’s actually third-party costs of doing so within 30 days after receipt of written demand and copied of paid receipts. Tenant, at is sole cost, must repair or replace any damage to any part of the Project caused by any Tenant Party.
a.	Unless Tenant obtains Landlord’s prior written consent, not to be unreasonably withheld, Tenant will not alter, add to, or improve the structural elements of the Premises or any other part of the Project. Before beginning any such alteration, addition, or improvement, and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with: (i) plans and specifications reasonably acceptable to Landlord; (ii) names and addresses of contractors reasonably acceptable to Landlord; (iii) copies of contracts, redacted as necessary; (iv) necessary permits and approvals, if any; and (v) evidence of contractor’s and subcontractor’s insurance (to include customary insurance coverages).

b.	All such improvements, alterations or additions will be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quality.
14.	Mechanic’s Liens. Tenant shall use reasonable efforts to prevent any lien or claim for lien of any mechanic, laborer or supplier to be filed against the Building, the Land, the Premises, or any other part of thereof arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within fifteen (15) days of receiving notice of such lien or claim, either (a) have such lien or claim for lien released of record or (b) bond around such lien in accordance with the term of Subchapter H of Chapter 53 of the Texas Property Code. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Paragraph 26, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord for the amount so paid by Landlord, including Landlord’s reasonable legal costs and expenses, as additional Rent, such payment shall be made within thirty (30) days of receipt of invoice and reasonable supporting documentation

15.	Assignment And Subletting. Tenant will not sell, assign, sublease, encumber, license, or otherwise transfer (collectively, transfer) any right or interest in this Lease or any part of the Premises without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned, or delayed, so long as the proposed assignee or sublessee otherwise meets Landlord’s leasing requirements (including without limitation, reasonable financial responsibility requirements). Any transfer, without Landlord’s prior written consent, will be a Default under this Lease, and Landlord may in its sole discretion and in addition to its other remedies declare void any such transfer.
a.	Landlord’s consent to any transfer will not waive its rights, and it will not estop Landlord from exercising its rights, with respect to any other actual or proposed transfer, and Landlord’s consent to any transfer will not relieve Tenant of any liability to Landlord under this Lease or otherwise.

b.	Tenant may request, in writing, Landlord’s consent to a proposed transfer and that request must include: (i) the name of the proposed transferee; (ii) the nature and character of the transferee’s business; (iii) the term, use, rental rate, and all other material terms of the proposed transfer that specifically relate to this Lease; and (iv) financial statements or other evidence of the proposed transferee’s assets, liabilities, net cash flow, operating history, certified by the proposed transferee’s chief financial officer, and other evidence Landlord may reasonably request to evaluate the financial capacity of the proposed transferee to perform its obligations.

c.	Within 20 days after its receipt of the information required by Paragraph 15(b), Landlord will either consent to, refuse its consent to, or conditionally consent to, the proposed transfer, with (x) (if consent is refused) a specific description the elements of the proposed transfer that do not meet the Landlord’s Leasing Requirements, (y) (if consent is conditioned) a specific description of the conditions and description of elements of the proposed transfer that do not meet the Landlord’s Leasing Requirements without the conditions. Tenant will pay, within thirty (30) days after receipt of written invoice, as Rent, all reasonable third-party costs and expenses (including attorneys’ fees, if any) that Landlord may incur in connection with Landlord’s review of any request for consent, not to exceed $750.00 in the aggregate per consent request.

d.	Tenant will pay to Landlord fifty percent (50%) of all rent and other consideration specifically applicable to the Lease that Tenant receives from any transferee in excess of the Rent payable under this Lease within thirty (30) days after Tenant receives it. If Tenant fails to pay any such sum when due and such failure is not cured within ten (10) days after receipt of written notice describing such failure, then Landlord may contact any transferee and require that transferee to make all payments due under the transfer directly to Landlord.

e.	A transfer will be deemed to occur if the person or persons who own or have voting control of 50% or more of Tenant on the Effective Date cease to own Tenant during the Term, unless at least 80% of Tenant’s voting stock is listed on a national security exchange or owned by another corporation whose voting stock is so listed; however, any transfer of the type described in this Paragraph 15(e) shall be a Permitted Transfer as provided for below.

f.	Tenant’s transfer of any interest in this Lease, or in the Premises, in violation of this Lease will be a Default under this Lease and will entitle Landlord to terminate this Lease and any option or other right granted Tenant by this Lease; provided that if Tenant reasonably believed that the subject transfer was permitted (including without limitation, pursuant to Paragraph 15(g)), then Tenant shall have thirty (30) days after receipt of written notice from Landlord to cure such matter before it shall become a Default.

g.	Notwithstanding any term of this Lease to the contrary, Tenant shall be allowed to conduct any Permitted Transfer (as defined below), without restriction, subject only to the Permitted Transfer Requirements (as defined below). Tenant shall not be required to obtain Landlord’s consent and Landlord shall have no right to delay, alter or impede any Permitted Transfer or combinations thereof, provided that the Permitted Transfer Requirements have been satisfied and that Tenant shall remain liable hereunder.

The term “Permitted Transfer” shall mean each or any of the following: (i) a transfer of an interest in the Lease to an entity that controls, is controlled by or is under common control with Tenant, (ii) a transfer of an interest in the Lease to another entity acquiring substantially all of Tenant’s assets by an asset sale, merger, or consolidation, (iii) a change in the ownership of Tenant as a result of a merger, consolidation, reorganization or joint venture, (iv) the sale, exchange, issuance or other transfer of Tenant’s stock on a national exchange or between any entity that controls, is controlled by or is under common control with Tenant or to any entity resulting from merger or consolidation with Tenant (each transaction listed in sub-item (iv) being a “Stock Transaction”).

The term “Permitted Transfer Requirements” shall mean the following:
(i)	At least 10 days before the effective date of any proposed Permitted Transfer (other than a Stock Transaction), Tenant shall deliver written notice to Landlord stating: (A) the legal name of the proposed transferee; (B) a brief description of the proposed Permitted Transfer transaction.

(ii)	On or before the effective date of any Permitted Transfer (other than a Stock Transaction), Tenant and the proposed transferee, must deliver to Landlord a fully executed copy of an instrument, which must: (A) provide the proposed transferee, as Tenant, will be fully liable to Landlord for any and all obligations of the Tenant under this Lease; (B) state, as of the effective date of the Permitted Transfer, to Tenant’s knowledge Landlord is not in default under the Lease or specify the nature of Landlord’s default; (C) require that the proposed transferee, as Tenant, pay to Landlord all Rent accruing under the Lease in accordance with the terms of the Lease; and (D) require that the proposed transferee use the Premises for the same Permitted Use set forth in Paragraph 1(t) above.

(iii)	Notwithstanding the foregoing, in the event that there is a Permitted Transfer, but Tenant continues to exist and continues as the “Tenant” under the Lease, the deliveries in clause (ii) of this Paragraph 15(g) shall not be required.
16.	Tenant’s Insurance. Tenant, at its sole cost, must procure and maintain these insurance coverages throughout the Term:
a.	General Liability Insurance. Commercial general liability insurance (CGL): (i) on form ISO CG 0001 1207 or ISO CG 0001 0695 (or, if Tenant has more than 1 location covered by a policy having a general aggregate limit, ISO form amendment Aggregate Limits of Insurance Per Location CG 2504 1185); (ii) on an occurrence basis; (iii) with at least a $2,000,000 combined single limit; and (iv) having these unmodified endorsements on Tenant’s CGL and on any umbrella policy: (A) ISO additional insured form CG 2026 1185 designating Landlord Parties as additional insureds without modification; and (B) ISO waiver of subrogation form CG 2404 1093 in favor of Landlord Parties.

b.	Workers’ Compensation and Employer Liability Coverage. Workers’ Compensation insurance (not any alternative form of coverage) for at least the applicable statutory limit; and employer’s liability (or equivalent coverage under commercial umbrella) with at least a $1,000,000 limit for each accident, for bodily injury by accident, and at least a $1,000,000 limit for each employee for bodily injury by disease. Each such policy must waive subrogation in favor of Landlord Parties on endorsement form WC 429394 (Texas only) or ISO form WC 000313 (all other states).

c.	Property Insurance. Broadest available “special form” or “all risks” property insurance: (i) on ISO form CP 1030 (or equivalent business owner’s policy); (ii) with no exclusions, except the standard printed exclusions; (iii) for 100% of the replacement cost of Tenant’s furniture, fixtures, and equipment and all above-Building Standard improvements or alterations to the Premises, regardless of who paid for them; (iv) waiving of subrogation in favor of Landlord Parties; and (v) having these unmodified endorsements: (A) Landlord Parties shown as “insured as its interest may appear”; and (B) ordinance or law coverage.

d.	Business Income and Extra Expense Coverage. Business income and extra expense coverage for at least 6 months of Tenant’s income and expenses with a waiver of subrogation in favor of Landlord Parties.

e.	Policy Forms and Additional Requirements. Each of Tenant’s insurance providers must maintain ratings of Best’s Insurance Guide A/VIII or Standard & Poor Insurance Solvency Review A-, or better, and be admitted to engage in the business of insurance in the State or Commonwealth in which the Building is located, and each of Tenant’s policies must: (i) be primary with all policies of Landlord and Landlord’s lien holders being excess, secondary, and noncontributing; (ii) require Tenant’s insurance provider to endeavor to provide Landlord and Landlord’s Mortgagees at least 30 days prior written notice of any cancellation, nonrenewal, or material modification; and (iii) not have a deductible or self-insured retention in excess of $10,000. Tenant must reinstate the full aggregate limit of any policy reduced below 75% any aggregate limit required in this Lease.

f.	Evidence of Property Insurance. Before the Effective Date, and at least 30 days before the expiration of that policy, Tenant must deliver to Landlord proof of its property and business income insurance on ACORD form 28 “Evidence of Property Insurance” and of its CGL and workers’ compensation insurance on ACORD form 25 “Certificate of Insurance,” with copies of any required endorsements attached.
17.	Landlord’s Insurance. Landlord must procure and continue in force these insurance coverages: (i) CGL with a combined single limit for bodily injury and property damage of not less than $2,000,000 for each occurrence resulting from the operations of Landlord and its employees within the Project; and (ii) special form (all risks) property insurance covering the Building, Building Standard leasehold improvements, and all machinery, equipment, and other personal property that Landlord uses in connection with the Building, for the full replacement value of this real and personal property.

18.	Subrogation and waiver of right of recovery. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, the respective insurance carriers in the event of a property loss. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation and recovery of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

19.	Indemnities and Waivers.
a.	Definitions. For purposes of this Lease:
i.	Beneficiary is the intended recipient of another party’s Indemnity, Waiver, or obligation to Defend.

ii.	Claims means all liabilities, claims, damages (excluding consequential, special and punitive damages), losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or at equity, or otherwise), actions, suits, proceedings, judgments, disbursements, charges, assessments, and expenses

(including reasonable attorneys’ and experts’ fees and expenses) incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding , including without limitation those matters brought or asserted by or payable to any third party on account of personal injury, death, property damage or any other form of injury or damage.

iii.	Defend means to defend with counsel reasonably acceptable to the indemnified party at no cost to that party.

iv.	Indemnify means to indemnify, and hold free and harmless from and against.

v.	Intentionally Deleted.

vi.	Waive means to knowingly and voluntarily relinquish a right and forever discharge and release another party from liability for a Claim.
b.	Tenant’s Indemnities. To the fullest extent permitted by Law and this Lease, and subject to the limitations on Landlord’s liabilities set forth in Paragraphs 18 and 20 Tenant will Indemnify and Defend Landlord Parties against all Claims to the extent arising out of: (i) any Gross Negligent act or Willful omission of any Tenant Party (including, without limitation, Tenant’s conduct of business at the Premises); (ii) any Tenant Party’s alleged or actual violation of, or failure to comply with, any Applicable Law; (iii) Any breach, violation or nonperformance of any obligation of Tenant under this Lease; or (iv) any misrepresentation made by Tenant set forth in this Lease.

c.	Landlord’s Indemnities. To the fullest extent permitted by law and this Lease, and subject to the limitations on Landlord’s liabilities set forth in Paragraphs 18 and 20, Landlord will Indemnify and Defend Tenant against all Claims to the extent arising out of (i) any Gross negligent act or Willful omission of any Landlord Party (including without limitation, Landlord’s conduct of business at and management of the Project); (ii) any Landlord Party’s actual violation of, or failure to comply with, any Applicable Law; or (iii) Any breach, violation or nonperformance of any obligation of Landlord under this Lease; or (iv) any misrepresentation made by Landlord set forth in this Lease.

d.	Tenant’s Supplemental Indemnity. Subject to the limitation and exclusions set forth below in this subsection, Tenant will indemnify and hold harmless Landlord Parties and any other parties for whom Landlord Parties are legally responsible (each a “Landlord Indemnified Party”) from, and shall reimburse each Landlord Indemnified Party for and with respect to, arising out of or relating to: (a) an incident or event which occurred within or on the Premises,

EVEN IF THE (1) INCIDENT OR EVENT IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY LANDLORD INDEMNIFIED PARTY OR (2) THE LANDLORD INDEMNIFIED PARTY IS STRICTLY LIABLE FOR ANY CLAIM ARISING FROM SUCH INCIDENT OR EVENT, or (b) THE USE OR OCCUPANCY OF THE PREMISES, EVEN IF (1) THE CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY LANDLORD INDEMNIFIED PARTY OR (2) THE LANDLORD INDEMNIFIED PARTY IS STRICTLY LIABLE FOR SUCH CLAIM. The indemnification and reimbursement obligations of Tenant under this subsection shall not apply to a Claim (w) waived by Landlord under Paragraph 18 above or any other provision of this Lease, (x) related to hazardous or toxic materials and caused by an act or omission that does not constitute a breach by Tenant of the provisions of the Lease, or (y) arising out of the gross negligence or intentional misconduct of the Landlord Indemnified Party. If a third party files a lawsuit or brings any other legal action asserting a Claim against a Landlord Indemnified Party and that is covered by Tenant’s indemnity, then Tenant, upon notice from the Landlord Indemnified Party, shall resist and defend such Claim through counsel reasonably satisfactory to the Landlord Indemnified Party. Tenant’s obligations under this subsection shall survive the termination of this Lease. Notwithstanding any term of the Lease to the contrary, the indemnification and defense obligations set forth in this Paragraph 19(d), shall be limited to the extent the subject obligation is actually covered by Tenant’s insurance policies or which would have been covered by an insurance policy that Tenant is required to maintain under this Lease.

e.	Landlord’s Supplemental Indemnity. Subject to the limitation and exclusions set forth below in this subsection, Landlord will indemnify and hold harmless Tenant Parties and any other parties for whom Tenant Parties are legally responsible (each a “Tenant Indemnified Party”) from, and shall reimburse each Tenant Indemnified Party for and with respect to, any and all Claims arising out of or relating to: (a) an incident or event which occurred within or on any of the Common Areas, Service Areas or any other portion of the Project that is either occupied by or exclusively controlled by Landlord, EVEN IF THE (1) INCIDENT OR EVENT IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY TENANT INDEMNIFIED PARTY OR (2) THE TENANT INDEMNIFIED PARTY IS STRICTLY LIABLE FOR ANY CLAIM ARISING FROM SUCH INCIDENT OR EVENT, or (b) THE USE OF ANY PORTION OF THE COMMON AREAS, SERVICE AREAS OR ANY OTHER PORTION OF THE PROJECT THAT IS EITHER OCCUPIRED BY OR EXCLUSIVELY CONTROLLED BY LANDLORD, EVEN IF (1) THE CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY TENANT INDEMNIFIED PARTY OR (2) THE TENANT INDEMNIFIED PARTY IS STRICTLY LIABLE FOR SUCH CLAIM. The indemnification and reimbursement obligations of Landlord under this subsection shall not apply to a Claim (w) waived by Tenant under Paragraph 18 above or any other provision of this Lease, (x) related to hazardous or toxic materials and caused by an act or omission that does not constitute a breach by Landlord of the provisions of the lease, or (y) arising out of the gross negligence or intentional misconduct of the Tenant Indemnified Party. If a third party files a lawsuit or brings any other legal action asserting a Claim against a

Tenant Indemnified Party and that is covered by Landlord’s indemnity, then Landlord, upon notice from the Tenant Indemnified Party, shall resist and defend such Claim through counsel reasonably satisfactory to the Tenant Indemnified Party. Landlord’s obligations under this subsection shall survive the termination of this Lease. Notwithstanding any term of the Lease to the contrary, the indemnification and defense obligations set forth in this Paragraph 19(e), shall be limited to the extent the subject obligation is actually covered by Landlord’s insurance policies or which would have been covered by an insurance policy that Landlord is required to maintain under this Lease.

f.	Scope of Indemnities and Waivers. All Indemnities and obligations to Defend in this Lease: (i) are independent of, and will not be limited by, each other or any insurance obligations in this lease (whether or not complied with); and (ii) will survive the expiration or termination of this Lease until all Claims against the Beneficiary are time-barred under Applicable Law.
20.	Limitations of Liability. Except in the case of damages caused by fraudulent activity by Landlord or any Landlord Party, Landlord’s liability to Tenant Parties for any act or omission or for breach of any obligation under this Lease will be recoverable exclusively from (i) Landlord’s interest in the Building, (ii) insurance proceeds related to this Lease or the Project, (iii) condemnation awards related to the Project, and (iv) rental income from the Project. Tenant releases and waives any and all Claims against any Landlord Party for consequential, incidental, or punitive damages (including, without limitation, lost profits and business interruption) allegedly suffered by any Tenant Party. Landlord releases and waives any and all Claims against any Landlord Party for consequential, incidental, or punitive damages (including, without limitation, lost profits and business interruption) allegedly suffered by any Landlord Party. No employee or officer of any Landlord Party or any Tenant Party will have personal liability under this Lease or be personally liable for any judgment or deficiency. The provision contained in this Paragraph 20 is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

21.	Casualty
a.	Damage. If any portion of the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall immediately give notice thereof to Landlord. If any portion of the Premises or Project shall be destroyed or damaged by fire or any other casualty, then, unless this Lease is terminated in accordance with this Paragraph 21, Landlord shall proceed with reasonable diligence to restore and repair the portion of the Premises or Project damaged. If the Premises are rendered untenantable for more than five (5) consecutive Business Days in whole or in material part by reason of such casualty (subject to the limitation of Paragraph 21(b)), Tenant as its sole and exclusive remedy shall be entitled to an equitable abatement of the Rent hereunder (subject to the limitation in Paragraph 21(c) below) until such time as the damaged portion of the Premises (exclusive of any of Tenant’s Property or Tenant’s improvements) are repaired or restored by Landlord to the extent required hereby. In the event (a) the Building shall be destroyed or substantially damaged by a casualty that is not covered by Landlord’s insurance and would not have been covered if Landlord had maintained the insurance required by this Lease, or (b) the entire Building is destroyed, or if so much of the Building is destroyed that the same cannot be restored to substantially the condition existing prior to such casualty within two hundred seventy (270) days after the date thereof, then Landlord or Tenant may terminate this Lease by written notice to the other within sixty (60) days after the date of such casualty whereupon all Rent accrued up to the time of such termination and any other sums due and owing shall be paid by Tenant to Landlord (less any sums then due and owing Tenant by Landlord) and any remaining sums due and owing by Landlord to Tenant shall be paid to Tenant.

b.	Repair. If neither party terminates this Lease in accordance with Paragraph 21(a), then this Lease shall continue in full force and effect, and the repairs will be made within a reasonable time, but in any event within two hundred seventy (270) days after the casualty, subject to the provisions of Paragraph 21 of this Lease. If Landlord rebuilds the Premises, or other portion of the Project, Landlord shall only be obligated to restore or rebuild the Premises, or other portion of the Project to approximately the same condition as existed at the time immediately prior to the subject casualty and Landlord will not be required to rebuild, repair or replace any part of Tenant’s Property or Tenant’s leasehold improvements, provided that Landlord does not retain any proceeds actually paid out by any insurance company for Tenant’s Property and Tenant’s leasehold improvements and that any such proceeds received by Landlord shall be forwarded to Tenant for the designated purpose of replacing Tenant’s leasehold improvements. Additionally, if for any reason, such damages have not been fully repaired within two hundred seventy (270) days from the date of the casualty; Tenant shall have the right to terminate this Lease after thirty (30) days prior written notice to Landlord, unless the damages are fully repaired during said thirty (30) day period.

c.	Landlord will allow Tenant a fair allowable abatement of Rent during the time, and to the extent, that the Premises are unfit for occupancy as a result of the casualty, but Tenant will be entitled to this allowance only to the extent that the damage did not result from the negligence of any Tenant Party.
22.	Condemnation
a.	Total Taking. In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (individually, a “Taking”) of (i) the entire Premises, (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term of this Lease or (iii) portions of the Building or Project that materially and adversely interfere with Tenant’s access to, or use of, the Premises (individually, a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor (or the effective date of any order for possession if issued prior to the date title vests in the condemnor) (“Date of Taking”).

b.	Partial Taking. In the event of a Taking that does not constitute a Total Taking during the Term of this Lease (individually, a “Partial Taking”), the Lease shall not terminate; however the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and there shall be an adjustment to the Base Rent in proportion to the area taken, effective on the Date of Taking.

c.	Rent Adjustment. If this Lease is terminated pursuant to this Paragraph 22 Landlord shall refund to Tenant any prepaid unaccrued Base Rent or Additional Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

d.	Repair. If this Lease is not terminated as provided for in this Paragraph 22, then Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to approximately the same condition that existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s Property), except for the part taken, so as to render the Building or Project as complete architectural and economically efficient unit, but only to the extent of the condemnation award received by Landlord for the damage, provided that if Landlord fails to repair and restore the Premises to the condition existing before the Taking within one hundred fifty (150) days of the Date of Taking, Tenant may, as its sole and exclusive remedy therefor, terminate this Lease by providing written notice of same to Landlord within thirty (30) days thereafter.

e.	Awards and Damages. Landlord reserves all rights to damages and awards paid because of any Partial or Total Taking of the Premises or the Project. Tenant assigns to Landlord any right Tenant may have to the damages or award. Notwithstanding, Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s Property and any other award to which Tenant may be lawfully entitled as long as such separate award does not reduce the amount of the award that would otherwise be awarded to Landlord.

23.	Subordination.
a.	General. Tenant accepts this Lease subject to any ground lease or voluntary lien created by any mortgage, deed of trust, or security interest (collectively, encumbrance) that may later be created and affect title to the Premises or any part of the Project (including, without limitation, as affected by any renewal, modification, refinancing, or extension of any encumbrance); subject to the condition that the holder of each such encumbrance provide Tenant with a recordable subordination, non-disturbance and attornment agreement in a form that is reasonably acceptable to Tenant (the “SNDA”), which shall provide, among other reasonably acceptable terms, that the holder of each such lease, mortgage or deed of trust and any purchaser at a foreclosure sale of the mortgage or deed of trust shall not disturb Tenant’s possession of the Premises for as long as Tenant is not in default beyond any applicable cure period, and that Tenant will attorn to such holder or purchaser as Landlord under the terms and conditions of this Lease upon written notice requesting such attornment and advising that such party has succeeded to the interest of Landlord under this Lease. Notwithstanding the generality of the foregoing, any mortgagee or ground lessor may at any time subordinate any such deeds of trust, mortgages, other encumbrance to this Lease.

b.	Existing Mortgagee. Landlord hereby represents and warrants to Tenant that Bayerische Hypo-Und Vereinsbank, AG (“Existing Lien Holder”) is the current holder of the only encumbrance filed against the Project, which encumbrance is created by that certain Deed of Trust and Security Agreement recorded as instrument no. 20070455868, in the Real Property Records of Dallas County, Texas, and the Assignment of Leases and Rents recorded as instrument no. 20070455869, in the Real Property Records of Dallas County, Texas (collectively, the “Existing Lien”). Landlord hereby covenants to use commercially reasonable efforts to obtain a SNDA in a form reasonably acceptable to Tenant from Existing Lien Holder with respect to the Existing Lien, and to continue such efforts until either the SNDA is obtained or for as long as the Existing Lien or a replacement lien that could be subrogated to the position of the Existing Lien position exists. Landlord (in both its capacity as Landlord and as a separate indemnitor in its personal capacity) hereby agrees to Indemnify and Defend Tenant against all Claims to the extent arising out of the Existing Lien and any lien that is subrogated to the position of the Existing Lien. The indemnification provided in the preceding sentence shall terminate on (i) the date that a SNDA has been full signed by Existing Lien Holder, Landlord and Tenant, or (ii) the date the Existing Lien, and any lien the could be subrogated to the position of the Existing Lien, is fully released; provided that the indemnification shall remain effective with respect to any Claims that accrued prior to such date.

24.	Estoppel Certificates. Each of Landlord and Tenant, within twenty (20) days after written request from the other party, shall sign and deliver written statement certifying that (a) this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease, as so modified, is in full force and effect); (b) the requesting party is not in breach of any obligation under the Lease (or, if the party providing the statement claims such a breach then exists, specifying the nature of each such breach); and (c) Tenant has paid all Rent (including any specific components of Rent) through a specified date or dates; and (d) certifying to the status of any other matters related to this Lease or its performance.

25.	Default. The occurrence of any one or more of the following events is a Default:
a.	Tenant fails to pay where and when due any Base Rent or other component of Rent and that failure continues for 5 Business Days after written notice from Landlord identifying the failure (Monetary Default);

b.	Tenant does not vacate the Premises immediately upon the expiration or termination of this Lease, except for a hold-over after the expiration of the Term in which case the terms of Paragraph 28 shall apply.

c.	Tenant: (i) shall become insolvent; (ii) makes a transfer in fraud of creditors; (iii) makes an assignment for the benefit of creditors; or (iv) admits, in writing, its inability to pay its debts as they become due.

d.	Tenant or any Guarantor: (i) commits an act of bankruptcy; (ii) files a petition under the United States Bankruptcy Code or under any other similar Federal or state law; (iii) is adjudged bankrupt; or (iv) is named in pleading or motion filed in any court proposing to reorganize or adjudicate as a bankrupt Tenant or any Guarantor, and that pleading or motion is not discharged or denied within 90 days after its filing.

e.	A receiver or trustee is appointed for all or substantially all of the assets of Tenant (i) in any proceeding brought by Tenant; or (ii) in any proceeding brought against Tenant, and the receiver or trustee (A) is not discharged within 90 days after its appointment, or (B) Tenant consents to, or acquiesces in, its appointment.

f.	Intentionally Deleted.

g.	The liquidation, termination, or dissolution, of Tenant.

h.	Intentionally Deleted.

i.	Tenant fails to comply with any other term of this Lease, and Tenant does not cure its failure within 30 days after Landlord delivers written notice to Tenant that specifically identifies the Tenant’s failure; provided, however, that if such failure cannot reasonably be cured within such period, the failure shall not be a default until 90 days following such notice of non-compliance provided Tenant is diligently acting to cure the failure in question.

j.	Intentionally Deleted.

k.	Intentionally Deleted.
26.	Remedies. Landlord’s remedies are cumulative and not exclusive. If a Default occurs, Landlord without prejudice to any other legal, equitable, or contractual right or remedy will be entitled to exercise any one or more of the following remedies, using lawful force if necessary or appropriate, without further notice or demand:
a.	Terminate this Lease or any of Tenant’s rights under this Lease, with or without reentering or repossessing the Premises.

b.	Terminate Tenant’s right to occupy all or any part of the Premises without terminating this Lease and with or without reentering or repossessing the Premises.

c.	Recover unpaid Rent and any Damages.

d.	Change or pick the locks, access codes, or other access control devices, and take any other self-help or judicial action to exclude Tenant and other occupants from the Premises.

e.	Remove and store (at Tenant’s sole cost) any property on the Premises.

f.	Sue for eviction, specific enforcement, equitable relief, rent, damages, or any other available remedy.

g.	Apply the Security Deposit in any manner permitted by this Lease, and increase the amount of the Security Deposit.

h.	Cure Tenant’s Default, and if Landlord does so, Tenant must reimburse Landlord within 30 days after Landlord delivers an invoice for any expenses Landlord incurred effecting compliance with Tenant’s obligations.

i.	Withhold or suspend any payment that this Lease would otherwise require Landlord to make.

j.	Charge interest on any amount not paid when due from the due date through the date of its payment at the Default Rate, which is the lesser of 18% per annum or the highest rate permitted by Applicable Law.

k.	Recover — but only if Tenant fails to pay Base Rent, and Landlord terminates this Lease or Tenant’s right of possession with more than 12 months remaining in the Term — Liquidated Rental Damages for the period after any such termination equal to 12 times the monthly Base Rent (including Parking Fees and Landlord’s estimate of Tenant’s Pro Rata Share of Excess Basic Cost and Tenant’s Pro Rata Share of Electricity Costs) in lieu of any other contractual or legal measure of damages (including reletting costs) for Tenant’s non-payment of Base Rent, and the parties agree this is a reasonable estimate of Landlord’s damages for such a breach given the uncertainty of future market rental rates and of the duration of any vacancy.

l.	Exercise all other remedies available to Landlord at law or in equity (including, without limitation, injunctive and other extraordinary remedies).
     Damages include, without limitation, all actual, incidental, and consequential damages, court costs, interest, and attorneys’ fees arising from Tenant’s breach of the Lease (including, without limitation, the cost of (A) recovering possession, (B) removing and storing Tenant’s and any other occupant’s property, (C) reletting (including, without limitation, the costs of brokerage commissions and cleaning, decorating, repairing, or altering the Premises for a substitute tenant or tenants), (D) collecting any money owed by Tenant or a substitute tenant, (E) repairing any damage caused by any Tenant Party, (F) performing any obligation of Tenant under the Lease, (G) any other loss or cost incurred by Landlord as a result of, or arising from, Tenant’s breach of the Lease or Landlord’s exercise of its rights and remedies for such breach, (H) any contractual or liquidated types or measures of damages specified in this Lease; and (I) any other type or measure of damages recoverable for any particular breach under Applicable Law.
     Rental Deficiency is a contractual measure of Damages for Tenant’s non-payment of Rent measured by either the: (A) Actual Rental Deficiency, which is the difference (never less than zero) between (1) the Base Rent due for, and other Rent allocable under this Lease to, each month beginning with the first month with respect to which Landlord receives rent from reletting the Premises, and (2) the proceeds, if any, that Landlord actually collects from any substitute tenant for any part of the Premises in each corresponding month in which the Term and the term of the substitute tenant’s lease overlap, or (B) Market Rental Deficiency, which is the present value discounted at 6% simple annual interest of the difference (never less than zero) between (1) the Rent otherwise due under the Lease during any period after Tenant’s breach in which Landlord may elect to recover this damage measure, and (2) the Fair Rental Value of the Premises during that period, plus any costs incurred in connection with any actual or attempted reletting and any other Damages. In determining the Market Rental Deficiency, the Fair Rental Value will be the total rent that a comparable tenant would pay for comparable space in a building of substantially equivalent quality, size, condition, and location, considering rental rates and concessions then prevalent in the marketplace, the remaining lease term, the expected vacancy, any other relevant factors. An independent MAI appraiser selected by Landlord will determine the Premises’ Fair Rental Value, and that determination will conclusively bind the parties in any computation of the Market Rental Deficiency.
Landlord will not be in breach of this Lease if Landlord begins and pursues the cure of its failure to meet any material obligation under this Lease within 30 days after Landlord receives written notice from Tenant specifying Landlord’s failure. Except as otherwise specifically provided in this Lease, Tenant will have no right to terminate or rescind this Lease or to abate, set-off, or withhold any payment of Rent as a result of Landlord’s breach of this Lease. Tenant Waives all rights to terminate of rescind this Lease for Landlord’s breach, and Tenant agrees that its sole and exclusive remedy for any breach will be a suit for damages, specific performance, or injunction. Before exercising any remedy for Landlord’s breach, Tenant will give Landlord’s Mortgagees written notice specifying Landlord’s breach and at least 30 days right to cure that breach.
Unless Landlord delivers signed, written notice thereof to Tenant, no act or omission by any Landlord Party will constitute Landlord’s acceptance of surrender of the Premises, termination of Lease, or an actual or constructive eviction of Tenant (including, without limitation, Tenant’s delivery of keys to any Landlord Party or Landlord’s repossession, reentry, or reletting of the Premises).

27.	Landlord Default / Tenant Remedies.
a.	Landlord Default. The occurrence of any one or more of the following events is a Landlord Default: (i) Landlord fails to pay where and when due any payment that is due and owed from Landlord to Tenant and that failure continues for 5 Business Days after receipt of written notice from Tenant identifying the default and documentation reflecting the amount due and owing to Tenant (“Landlord Monetary Default”); and/or (ii) Landlord fails to comply with any other term of this Lease, and Landlord does not cure its failure within thirty 30 days after Tenant delivers written notice to Landlord of its failure that specifically identifies the Landlord’s failure; provided, however, that if such failure cannot reasonably be cured within such period, the failure shall not be a default until 90 days following such notice of non-compliance provided Landlord is diligently acting to cure the failure in question.

b.	Tenant Remedies. If a Landlord Default occurs, Tenant will be entitled to exercise any one or more of the following remedies, without further notice or demand: (a) offset any Landlord Monetary Default owing from Landlord to Tenant against any Rent payable by Tenant under the Lease subject to and in accordance with the Offset Procedure (as defined below); (b) sue for equitable relief, damages or any other available remedy, (c) cure the Landlord Default, and if Tenant does so, Landlord must reimburse Tenant within 30 days after Tenant delivers an invoice for any expenses Tenant incurred effecting compliance with Landlord’s obligations, (d) charge interest on any amount not paid when due from the due date through the date of its payment at the Default Rate, and/or (e) exercise all other remedies available to Tenant at law or in equity (including without limitation, injunctive and other extraordinary remedies). Tenant’s remedies are cumulative and not exclusive. The term “Offset Procedure” shall refer to the following procedure: (1) Tenant will provide Landlord with thirty (30) days’ advance written notice of the Landlord Monetary Default that it intends to offset against Rent pursuant to this Paragraph 27(b); (2) within such 30-day period, Landlord may elect to contest the proposed offset by filing a claim with a court that has jurisdiction and concurrently providing written notice of such contest to Tenant (collectively, the “Landlord Contest”); (3) if Landlord does not timely complete the Landlord Contest, then Tenant may complete the Rent offset identified in its written notice to Landlord; and (4) if Landlord does timely complete the Landlord Contest then Tenant shall either (x) continue to pay all Rent due and payable under the Lease to Landlord, (y) interplead future accruing Rent, in an amount equal to the Landlord Monetary Default, with the court that is handling the Landlord Contest, or (z) pay future accruing Rent, in an amount equal to the Landlord Monetary Default, into an interest-bearing escrow account with Republic Title of Texas or other reputable escrow company, with instructions that such funds may not be released except pursuant to the joint instructions signed by both Landlord and Tenant. In the event that Tenant implements the Offset Procedure improperly, and if it is determined that Tenant was not entitled to such offset by a final Court order, then within five (5) days of such determination Tenant shall sign all reasonable instruments that are necessary to cause the release (from escrow or court registry, as applicable) of such improperly offset funds to Landlord.
28.	Expiration, Termination, and Hold Over. If Tenant holds over or continues to occupy the Premises after the expiration or termination of this Lease or of Tenant’s right of possession, Tenant will: (a) do so as a tenant-at-will; (b) pay Landlord (for the entire holdover or period of occupancy) 150% of the Rent that otherwise would have accrued during the holdover or occupancy.
a.	No holding over by Tenant or payment to Landlord after the expiration or termination of this Lease will renew or extend this Lease, prevent Landlord from recovering immediate possession of the Premises by summary proceedings or otherwise, unless Landlord sends written notice to Tenant that Landlord elects to extend this Lease and said notice is accepted by Tenant within 5 (five) days of receipt of such notice (and if Tenant fails to so accept such notice then Landlord may recover immediate possession of the Premises as provided herein or as provided by law and/or equity).

b.	Tenant will be liable for all Landlord’s damages resulting from any holdover or occupancy after this Lease expires or terminates, and Tenant will Indemnify and Defend Landlord Parties against any and all Claims arising from Tenant’s failure to timely vacate the Premises.

c.	Within 5 Business Days after written request during the ninety (90) days period preceding a scheduled expiration or termination of this Lease (except for a Tenant Default), Landlord’s authorized representative shall attend an inspection of the Premises with Tenant and during that inspection Landlord and Tenant shall prepare a list (the “Move-Out List”) signed by Landlord’s and Tenant’s respective representative that specifically lists each of Tenant’s obligations with respect to the following categories:
(i)	surrender any keys, electronic ID cards, and other access control devices in Tenant’s possession to Landlord at the place then fixed for the payment of Rent;

(ii)	remove all Tenant’s Trade Fixtures from the Premises;

(iii)	turn over to Landlord the Premises in broom or vacuum clean condition;

(iv)	leave the Premises and any improvements to the Premises in the substantially the same condition as they were when Landlord delivered them, ordinary wear and tear and improvements and alteration made in compliance with the Lease excepted;

(v)	deliver the Premises to Landlord free of any and all Hazardous Materials and Contamination caused by any Tenant Parties; and

(vi)	repair any damage to the Premises or the Project resulting from the removal of any Required Removable (as defined below) or any of Tenant’s personal property.
d.	Any and all alterations, additions, and improvements to the Premises, all attached furniture, attached equipment and fixtures will become the property of Landlord upon the expiration or termination of this Lease. In addition, all other personal property of Tenant that remains in the Premises after the termination of this Lease and after five (5) days from Landlord identifying any such personal property that remains at the Premises after lease expiration or termination will, at Landlord’s option, (i) be deemed abandoned; or (ii) become the property of Landlord. If Tenant fails to remove the “Required Removables” that are listed on Exhibit L attached hereto, Tenant will pay Landlord on demand all reasonable third-party costs incurred in removing and disposing of the Required Removable.
29.	Quiet Enjoyment. Landlord warrants unto Tenant that, at anytime Tenant is not in Default (and such Default remains uncured), Tenant shall, during the entire Term, have lawful and quiet possession and occupation of the Premises and shall enjoy all of the written rights described in this Lease without any hindrance, ejection, molestation, or interference by any person.

30.	Reservations by Landlord. In addition to other rights conferred by this Lease or by law, Landlord reserves the right, to be exercised in Landlord’s reasonable discretion to (subject to any restrictions set forth in this Lease and provided that none of the following actions may be taken without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, if the result could materially and adversely affect Tenant’s use and occupancy of the Premises or the Project): (a) change the name of the Building; (b) change entrances and exits to the Building and to the parking lot adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building; (e) designate all sources furnishing signs, sign painting and lettering; (f) take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) sell or mortgage the Project and assign this Lease in connection therewith; (h) have pass keys to the Premises; (i) repair, alter, add to, improve, or build adjacent to the Building; (j) run necessary pipes, conduits and ducts through the Premises; (k) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building; (l) change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or any public parts of the Building; and (m) grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein and shall be subject to the terms of this Lease that limit certain uses within the Project. This paragraph is not to be construed to diminish obligations of Landlord or Tenant provided in this Lease, nor to create or increase any obligation on the part of Landlord with respect to repairs or improvements.

31.	Transfers by Landlord. Landlord may transfer its rights, interests, and obligations under this Lease to the purchaser of the Project. Upon any such transfer, (a) the transferor Landlord will be released from any further obligations under this Lease; (b) the transferor Landlord will transfer to the transferee Landlord the unused balance of any Security Deposit, any insurance proceed applicable to the Project and any condemnation awards applicable to the Project; and (c) Tenant will attorn to the transferee Landlord and look solely to the transferee Landlord to perform any obligations of Landlord accruing on or after the effective date of the transfer.

32.	Taxes on Tenant’s Property. Tenant will be liable for, and will promptly pay, all taxes on personal property, furniture, improvements, additions, or fixtures that any Tenant Party places or keeps in the Premises. If any tax for which Tenant is liable is levied or assessed against Landlord or Landlord’s property, Landlord may pay the tax, or, if the assessed value of Landlord’s property is increased by inclusion of any Tenant Party’s personal property, furniture, or fixtures in the Premises, Landlord may pay the tax attributable to such valuation increase, and, in either case, Tenant must reimburse Landlord for such tax payments within 30 days after Tenant receives written demand from Landlord, along with a copy of the paid tax receipts therefor.

33.	Authority. Each of Landlord and Tenant hereby represents to the other that: (a) such party, in accordance with its organizational documents has duly authorized its signatory hereto to execute and deliver this Lease; (b) this Lease is binding on such party according to its terms; (c) such party is duly organized and legally existing in the state of its organization, and is qualified to do business in the State of Texas; (d) upon request, such party will provide the other party with true and correct copies of its organizational documents (including any amendments) and any authorizations for it to enter into the Lease; (e) its execution and delivery of this Lease will not breach, or cause a default under, any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement, or other contract to which it is a party; and (f) no third-party consent is required for such party to enter into this Lease.

34.	Building Rules and Regulations. Tenant must comply, and cause all other Tenant Parties, to comply with the Building Rules and Regulations adopted or altered by Landlord from time to time. These Building Rules and Regulations will apply generally to tenants, but Landlord will be entitled to change or Waive (with respect to any tenant) any Building Rule or Regulation so long as it does not materially interfere with Tenant’s use of the Project.

35.	Compliance with Applicable Laws. Landlord (i) represents to Tenant that Landlord knows of no Hazardous Materials existing in the Premises as of the Commencement Date; (ii) represents that the Project complies with all Applicable Laws as of the Commencement Date, and (iii) covenants that Landlord shall be responsible for removing any Hazardous Materials located in the Premises prior to the Commencement Date and which applicable laws require to be removed, unless caused by any Tenant Parties. Tenant, at its sole cost, must comply with, and cause all other Tenant Parties to comply with, all applicable laws; ordinances; rules; regulations; court orders; judgments; decrees; police, fire, and sanitary codes; and any other requirements, present and future (Applicable Laws), adopted by any governmental authority relating to (i) the handling, transport, treatment, storage, disposal or other use of Hazardous Materials by Tenant Parties at the Premises, or (ii) Tenant’s or Tenant Parties use or occupancy of any part of the Premises. Landlord, at its sole cost, must comply with, and cause all other Landlord Parties to comply with, Applicable Laws, adopted by any governmental authority relating to (i) the handling, transport, treatment, storage, disposal or other use of Hazardous Materials by Landlord Parties at the Project, or (ii) the condition, use, or occupancy of, any part of the Project by Landlord. The obligations in this paragraph will survive the expiration or termination of this Lease.
a.	Hazardous Materials mean any toxic, flammable, reactive, or corrosive substance now or hereafter regulated by any Applicable Law, including, without limitation, any substance (i) defined as a hazardous waste, extremely hazardous waste, hazardous substance, hazardous material, or regulated substance, including without limitation, any asbestos-containing material, polychlorinated biphenyl, lead-based paint, urea formaldehyde, or toxic or hazardous mold, or (ii) requiring special use, handling, storage, or disposal under any Applicable Law.

b.	Contamination means any presence, release or disposal of Hazardous Materials in violation of Applicable Law, and affecting the improvements, facilities, soil, groundwater, air, or other element pertaining to the Project that could result in a Claim or in a fine, use restriction, cost recovery lien, remediation requirement, or other imposition. A Claim arising from Contamination includes, without limitation, the loss of or restriction on the use of any part of the Project, any adverse impact on marketing or leasing space, and all costs of site investigation, remediation, removal, and restoration, claims settlement, attorneys’ fees, consultant fees, and expert fees).

c.	Tenant will not bring, or permit any Tenant Party to bring, any Hazardous Material on the Project (except for de minimus amounts of household cleaning and office products used, kept, and disposed of in compliance with all Applicable Laws). If Tenant becomes aware of any other Hazardous Materials on the Premises or the Project, Tenant will notify Landlord immediately. Landlord will not bring, or permit any Landlord Party or other or any other person to bring, any Hazardous Material on the Project (except for de minimus amounts of household cleaning and office products used, kept, and disposed of in compliance with all Applicable Laws, or in connection with any of its operations or construction activity, in compliancy with Applicable Law). If Landlord becomes aware of any other Hazardous Materials that are located on the Premises or the Project in violation of Applicable Law, Landlord will notify Tenant of such matter immediately.

d.	If any Contamination occurs as a result of the gross negligent act or omission of any Tenant Party, Tenant, at its sole cost, shall comply with all Applicable Laws relating to the Contamination and will promptly take all actions necessary to remediate the affected property or facilities in accordance with the requirements of Applicable Law. Before Tenant remediates any Contamination, Tenant must obtain Landlord’s written approval and any required governmental approvals. In addition,

TENANT WILL INDEMNIFY AND DEFEND LANDLORD PARTIES FROM ANY CLAIMS TO THE EXTENT ARISING FROM CONTAMINATION CAUSED BY ANY TENANT PARTY’S GROSSLY NEGLIGENT ACT OR WILLFUL OMISSION. But, Tenant will not indemnify, defend, or be liable to Landlord for any Claim to the extent arising from any Contamination existing on the Project unless caused by Tenant. If any Contamination occurs as a result of the grossly negligent act or willful omission of any Landlord Party, then Landlord, at its sole cost, shall comply with all Applicable Laws relating to the Contamination and will promptly take all actions necessary to remediate the affected property or facilities in accordance with the requirements of Applicable Law. In addition, LANDLORD WILL INDEMNIFY AND DEFEND TENANT PARTIES FROM ANY CLAIMS TO THE EXTENT ARISING FROM CONTAMINATION CAUSED BY ANY LANDLORD PARTY’S GROSSLY NEGLIGENT ACT OR WILLFUL OMISSION. But, Landlord will not indemnify, defend, or be liable to Tenant for any Claim to the extent arising from any Contamination existing on the Project after the Commencement Date unless caused by a Landlord Party.

e.	If any Contamination occurs and neither Landlord nor Tenant are obligated to pursuant to Paragraph 35(d) to remediate such Contamination, then this Lease will not create an independent obligation of either Landlord or Tenant to remediate or otherwise address the Contamination; provided, however, if a third-party environmental consultant hired by Tenant determines that it may not safe or prudent for Tenant to use all or a portion of the Premises due to such Contamination, then Tenant may terminate this Lease upon thirty (30) days’ advance notice to Landlord; further provided that such termination shall be void if prior to the effective date of such termination Landlord provides Tenant with written notice stating that Landlord has elected to and shall at its cost (without reimbursement as a Basic Cost) remediate the Contamination in accordance with the requirements of Applicable Law (the “Elective Remediation”). If Landlord assumes responsibility for the Elective Remediation, then all Rent payable under this Lease shall abate from the date that Landlord elected to complete the Elective Remediation through the date that the Elective Remediation is complete, to the extent that Tenant does not use the Premises during such period of time.

f.	Subject to the restrictions set forth in Paragraph 6 of this Lease, Landlord, its agents, and its representatives will be entitled to (but they will not be required to) inspect the Premises at any time to monitor Tenant’s compliance with Applicable Laws and the Lease. Landlord will use reasonable efforts to minimize any resulting interference with Tenant’s business, but Landlord will not be liable for any such interference.
36.	Americans with Disabilities Act And Texas Architectural Barriers Act. Tenant, at its sole cost, will (a) comply with all requirements of the Americans with

Disabilities Act (Public Law 101-336 (July 26, 1990)) [ADA] and the Texas Architectural Barriers Act (Article 9102, Tex. Rev. Civ. Stat. (Vernon’s 1991)) [Texas Act] applicable to the Premises and to any improvements or other facilities within the Premises; (b) be solely responsible for any accommodations within, or alterations to, the Premises required to accommodate any Tenant Party; and (c) be solely responsible for any accommodations or alterations to the Project required for a Tenant Party if Landlord would not otherwise be required to make the additional accommodation or alteration under this Lease or under generally applicable provisions of the ADA or the Texas Act. Landlord, at its sole cost, will (provided that Landlord may comply with the following requirements by causing third-parties to satisfy the subject obligations) comply with all requirements of the ADA and Texas Act applicable to the Project (other than the Premises) and to any improvements or other facilities located at the Project (other than within the Premises). No term of this Lease authorizes, or should be construed as authorizing, Landlord or Tenant to violate the ADA or the Texas Act.

37.	Telecommunications. Tenant, at its sole cost, may order and use telephone and other wired telecommunications services in accordance with the Rules and Regulations, but Tenant must obtain Landlord’s prior written consent to Tenant’s use of services of a telephone or telecommunications service provider who is not then providing service to the Building. Unless Landlord otherwise requests or consents in writing, Tenant’s telecommunications equipment must be located in the Premises and the telephone closet(s) on the floor(s) on which the Premises are located. Landlord has no obligation to maintain Tenant’s telecommunications equipment, wiring, or other telecommunications equipment infrastructure owned by Tenant.
a.	Landlord, upon reasonable prior notice to Tenant, will be entitled to interrupt or turn off telecommunications facilities for any emergency, to repair the Building, or to install telecommunications or other equipment for the Building’s other occupants or users, provided that (i) Landlord takes commercially reasonable steps to minimize the interruption; (ii) at least ten (10) days’ advance written notice of any interruption is provided to Tenant; and (iii) the interruption occurs during at times other than Normal Business Hours to the extent possible.

b.	By the expiration or termination of this Lease, Tenant, at its sole cost, will remove all telecommunications equipment and other facilities for telecommunications transmittal (except wiring) installed in the Premises or on the Project for Tenant’s use. But Landlord will be entitled to, upon written notice to Tenant given no later than ninety (90) days before the Term expires, require Tenant to abandon and leave in place, without payment to Tenant or credit against Rent, any and all telecommunications wiring and related infrastructure, whether located in the Premises or elsewhere in the Building.

c.	Tenant will not use any wireless communications equipment (other than cellular telephones), antennae, or satellite receiver dishes within the Premises or on the Project without Landlord’s prior written consent

d.	If any Tenant Party’s telecommunications service, transmitters, or receivers interfere with Landlord’s or another occupant’s telecommunications services or equipment that existed prior to the initial installation and operation of the Tenant Party’s equipment, then Tenant will promptly eliminate any such interference or, if Tenant cannot eliminate it, stop using the equipment or service causing such interference. If any Landlord Party’s or other Building occupant’s telecommunications service, transmitters, or receivers interfere with Tenant’s telecommunications services or equipment that existed prior to the initial installation and operation of the interfering equipment, then Landlord will promptly eliminate (or cause to be eliminated) any such interference or, if Landlord cannot eliminate it, Landlord shall (or cause the operating Building occupant to) stop using the equipment or service causing such interference.
38.	Landlord’s Lien. LANDLORD HEREBY WAIVES AND DISCLAIMS ALL STATUTORY AND CONTRACTUAL LANDLORD LIEN RIGHTS IN TENANT’S FURNITURE, FIXTURES, TRADE FIXTURES, EQUIPMENT, MERCHANDISE, AND OTHER PROPERTY NOW OR HEREAFTER PLACED BY TENANT AT THE PREMISES. SUCH WAIVER DOES NOT INCLUDE A WAIVER OF ANY RIGHTS LANDLORD HAS TO THE IMPROVEMENTS AT THE END OF THE TERM.

39.	Notices. All notices, demands, requests, and other communications required or permitted by this Lease must be: (a) in writing; (b) delivered to the party’s designated representative at the party’s address on its signature page of this Lease, or to another person, or at another address, designated in a notice delivered in a manner permitted by this paragraph; and (c) delivered (i) in person (e.g., hand delivery by courier or overnight delivery service), (ii) by facsimile transmittal (fax), or (iii) by United States mail, registered or certified, postage fully prepaid, return receipt requested. Any notice given by fax also must be given by another means permitted by this paragraph. Notice delivered in person, by fax, or by mail will be effective when actually received, and any properly mailed notice (even if not actually received) will be will be deemed received on the 3rd day after its deposit in a regularly maintained receptacle for the United States mail.

40.	Miscellaneous. The following provisions are not immaterial because they are included in this paragraph of this Lease.
a.	Attorneys’ Fees. In any suit or other dispute between Landlord and Tenant, the prevailing party will be entitled to recover its reasonable attorneys’ fees, court costs, and other litigation expenses.

b.	Commissions. Tenant represents that it has dealt directly with and only with Dillon Corporate Services dba CresPartners Dallas (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

c.	Construction. Landlord and Tenant have participated in drafting this Lease, and they agree that this Lease will not be construed against either party as its drafter. Each defined term includes any capitalized grammatical variants, and the use of bold type is sometimes used for the reader’s convenience, but its use does not affect any term’s meaning. Unless the context otherwise requires, the singular includes the plural, and vice versa, and any gender references are interchangeable. Time is of the essence.

d.	Force Majeure. Whenever this Lease sets a time period for a party to act, the party required to perform the act will not be liable to the other party, and the computation of the time period will exclude, any delays due to strikes; riots; acts of God; shortages of required labor or materials (or reasonable substitutes therefore) are not available on the market; war; or governmental laws, regulations, or restrictions prohibit the timely performance of the subject action. But no such force majeure will excuse a party from its obligation to pay any sum of money due under this Lease, including without limitation, Tenant’s obligations to timely pay Rent to Landlord. Notwithstanding the foregoing, no action or obligation of a party will be delayed by force majeure unless such party provides written notice to the other party describing the force majeure event in reasonable detail within three (3) Business Days after the inception of the force majeure event.

e.	Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. No change in any term of this Lease will be effective, unless Landlord and Tenant each sign and deliver a written instrument evidencing the change.

f.	Intentionally Deleted.

g.	Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

h.	No Merger. If the same person or entity acquires any direct or indirect interest in this Lease or the leasehold and in the fee, the leasehold will not merge with the fee. And, neither Tenant’s surrender of this Lease or its mutual cancellation will constitute a merger. But, upon any surrender or cancellation of this Lease, Landlord, in its sole discretion, may terminate or assume any then existing subtenancy.

i.	Non-Disclosure. Neither Landlord nor Tenant will to disclose any terms of its Lease to other tenants in this Building or to the general public, except to the extent required by Applicable Law; provided that the remedy available for breach of this covenant is limited to injunctive relief.

j.	Recording. Neither Landlord nor Tenant will not record this Lease, but the parties may file a memorandum of this Lease.

k.	Representations and Warranties. Tenant represents and warrants to Landlord that: (a) no Landlord Party made, and no Tenant Party relied on, any representation, warranty, or promise with respect to this Lease, the Premises, or the Project, except for those expressed in this Lease; (b) Tenant acquired no rights, easements, or licenses (by implication or otherwise), except for those expressed in this Lease; (c) any and all financial information about Tenant and the Guarantor were true and correct in all material respects when it was delivered and except as otherwise described to Landlord in writing, on the Effective Date. Landlord represents to Tenant that: (i) Landlord has all necessary permits and entitlements for such use; (ii) no recorded or unrecorded document prohibits such use by Tenant; (iii) Landlord is not in default under any such document nor has any circumstance occurred which would be a default thereunder with the giving of notice, the passage of time, or both.

l.	Severability. If any term of this Lease is or becomes illegal, invalid, or unenforceable, the remaining terms of this Lease will not be affected, and the invalid, illegal, or unenforceable term will be reformed to give effect (to the fullest extent possible) to the parties’ intentions in a manner that is legal, valid, and enforceable.

m.	Successors. This Lease will apply to, inure to the benefit of, and bind Landlord and Tenant, and their respective heirs, successors-in-interest, legal representatives, and permitted assigns, except as otherwise expressly provided in this Lease.

n.	Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to each parties’ performance of its obligations under this Lease and the exercise of any expansion, renewal or extension rights or other options granted to Tenant.

o.	Waivers. Neither Landlord nor Tenant will be deemed to have Waived any right or breach by the other party of any of its obligation under this Lease, unless such Waiver is delivered in a signed writing that explicitly relinquishes the subject right or breach. Landlord’s or Tenant’s Waiver of any right, or of a breach by the other party, on one or more occasions will not be deemed a Waiver on any other occasion. No custom or practice arising during the administration this Lease will

Waive, or diminish, either party’s right to insist upon strict performance of the other party’s obligations. No restrictive endorsement or other statement on or accompanying any check or payment will be deemed an accord and satisfaction or novation, and Landlord will be entitled to accept any such check or payment, without prejudice, to Landlord’s rights to recover the full amount due and to exercise its other remedies.
i.	Appraisals. Except with respect to Tenant’s personal property located at the Project, Tenant Waives its rights (if any) (A) to protest or appeal any tax appraisal, and (B) to receive notice of any tax reappraisal.

ii.	Intentionally Deleted.

iii.	DTPA. After consulting with an attorney of Tenant’s own selection, Tenant voluntarily waives its rights against Landlord parties under the DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, a law that gives consumers special rights and protections. Tenant represents and warrants that IT’S attorney was not, directly or indirectly, identified, suggested, or selected by any Landlord party.

iv.	Jury Trial. Tenant parties and Landlord parties each knowingly, voluntarily, and on the advice of Counsel: (i) agree not to elect a jury trial in any suit arising out of, or relating to, this Lease or the Project; and (ii) waive any present or future right to a Jury trial.

v.	Tax Waiver. Landlord covenants to use commercially reasonable efforts to contest where appropriate appraised values of the Project in order to minimize ad valorem taxes assessed for the Project. Tenant waives all rights pursuant to all laws to contest any taxes or other levies or protest appraised values or receive notice or reappraisal regarding the Project (including Landlord’s Personalty), irrespective of whether Landlord contests same, but excluding Tenant’s personal property located at the Project.

vi.	Lien. To the fullest extent permitted by law, Tenant voluntarily waives its future rights to claim a lien (pursuant to Section 91.004 of the Texas Property Code and otherwise) on Landlord’s nonexempt property in tenant’s possession, if any, and on the rent due to Landlord under the Lease to secure payment by Landlord of Tenant’s damages, if any, arising out of Landlord’s failure to comply with this Lease, in whole or in part.
41.	ABANDONMENT. In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord upon thirty days’ advance written notice to Tenant shall (i) have the right to enter into the Premises in order to show the space to prospective tenants subject to the terms of Paragraph 6, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises. Notwithstanding the foregoing, (x) Landlord may not reduce services provided to the Premises if Tenant provides Landlord with written notice stating that it requires the continued provision of full services to the Premises, and (y) if the provision of services to the Premises is limited pursuant to this Paragraph 41 then Landlord must restore the provision of full and complete services to the Premises within two (2) Business Days after receipt of written request from Tenant for the restoration of such services. None of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

42.	EXHIBITS AND RIDERS. These Exhibits and Riders, attached hereto and incorporated herein and are part of this Lease :

Exhibit A:	Premises
Exhibit B:	Legal Description of Land
Exhibit C:	Rules and Regulations
Exhibit D:	Work Letter and Landlord Work
Exhibit E:	Commencement Letter
Exhibit F:	Moving Allowance
Exhibit G:	Janitorial Specifications
Exhibit H:	Reconciliation Statement Form
Exhibit I:	Exceptions to Permitted Use Restrictions in the Project
Exhibit J:	Depiction of Reserved Spaces
Exhibit K:	Non-Exclusive, Exclusive and Service Elevators
Exhibit L:	Required Removables
Exhibit M:	Parent Guaranty

Rider 1:	Renewal Option
Rider 2:	Termination Option
Rider 3:	Expansion Option
Rider 4:	Signage
(SIGNATURES APPEAR ON FOLLOWING PAGE)

     As of the date referenced above, Landlord and Tenant executed multiple original counterparts of this Lease.

Address:	LANDLORD:

3232 McKinney Avenue	Gaedeke Holdings II, Ltd.
Suite 730	by its agent, Gaedeke Group, L.L.C.
Dallas, Texas 75204
Attn: Sandra Plunk, Property Manager
Tel No. (214) 871-7777	By:	/s/ Sabine Gaedeke Stener

Fax No. (214) 871-7838		Sabine Gaedeke Stener
CEO

Address Before Commencement Date:	TENANT:

3400 Carlisle Street, Suite 345	Archipelago Learning, LLC
Dallas, Texas 75204
Attn: James B. Walburg
Tel No. (800) 419-3191	By:	/s/ James B. Walburg

Fax No. (866) 515-9145		Name: James B. Walburg
Title: EVP & CFO

Address After Commencement Date:
3232 McKinney Avenue
Suite 300
Dallas, Texas 75204
Attn: James B. Walburg
Tel No.
Fax No.

Exhibit A
Premises
3rd and 4th Floors — Suite 300 – 37,218 rentable square feet (r.s.f.)
DIAGRAMS OF FLOOR LAYOUT

Exhibit B
Legal Description of Land
TRACT I:
Lot 1B, Block 1/638, of McKinney Plaza, a Replat of Lots 1A, 2A, and 3A One McKinney Plaza Addition and Lots 7 through 12, Block 1/638 of the Watt Cole’s McKinney Avenue Addition, an addition to the City of Dallas, Dallas County, Texas, according to the Plat thereof recorded in volume 87072, Page 3752, or the map Records of Dallas County, Texas.
TRACT II:
Being part of Log 2B in Block 1/638 of McKinney Plaza, an addition to the City of Dallas as recorded in Volume 87072, Page 3752, Deed Records, Dallas County, Texas, and being more particularly described as follows:
COMMENCING at an iron rod set situated in the intersection of northeasterly line of Bowen Street (43.72’ R.O.W.) and the northwesterly line of Oak Grove Avenue (53’ R.O.W.);
THENCE North 41 26’ 00” East along the northwesterly line of said Oak Grove Avenue a distance of 171.34 feet to an “x” cut set for the POINT OF BEGINNING;
THENCE North 45 10’ 13” West departing the northwesterly line of said Oak Grove Avenue a distance of 116.25 feet to an “x” cut set;
THENCE North 44 49’ 47” East a distance of 22.04 feet to an “x’ cut set;
THENCE South 41 10; 13” East a distance of 114.94 feet to an “x” cut found situated in the northwesterly line of said Oak Grove Avenue;
THENCE South 41 26’ 00” West along the northwesterly line of said Oak Grove Avenue a distance of 22.08 feet to the POINT OF BEGINNING and containing 2,548 square feet or 0.0585 acres of land.

Exhibit C
Rules and Regulations
Unless and until modified in accordance with the terms of the Lease, these Rules and Regulations apply to the Premises and all other parts of the Project:
1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas will not be obstructed or used by any Tenant Party for any purpose other than ingress and egress to and from the Premises and for going from one to another part of the Building.

2.	Plumbing, fixtures and appliances will be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material will intentionally be thrown or placed therein. [The following is not applicable as the subject matter has been fully-addressed within the Lease: Damage resulting to any such fixtures or appliances from misuse by a tenant or such tenant’s agents, employees or invitees, will be paid by such tenant, and Landlord will not in any case be responsible therefore.]

3.	No signs, advertisements or notices will be painted or affixed on or to any windows, doors or other parts of such Building except those of such color, size, style and in such places as will be first approved in writing by Landlord. [The following is not applicable as the subject matter has been fully-addressed within the Lease: No nails, hooks or screws will be driven or inserted in any part of the Building except by the Building maintenance personnel nor will any part of the Building be defaced by tenants.] No curtains or other window treatments will be placed between the glass and the Building Standard window treatments.

4.	Landlord will provide and maintain an alphabetical directory board for all tenants on the first floor (main lobby) of the Building and no other directory will be permitted unless previously consented to by Landlord in writing.

5.	Landlord will provide all locks for doors in the Premises of each tenant, at the cost of such tenant, and no tenant will place any additional lock or locks on any door in its Demised Premise without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises of each tenant will be furnished by Landlord to each tenant, at the cost of such tenant, and the tenants will not have any duplicate keys made.

6.	Landlord will provide tenant master entry cards and all tenants will be required to use such master entry cards to gain entry into the Building during other than Normal Business Hours. Landlord will determine the number of master entry cards to be delivered to each tenant based upon the net rentable area leased by each respective tenant and such other factors as Landlord will deem relevant in its sole discretion. Landlord will provide the Two-hundred (200) master entry cards delivered to Tenant free of charge. The charge for any additional master entry cards delivered to Tenant by Landlord will be Twenty-five Dollars ($25.00) per card. Tenant agrees to surrender all master entry cards then in its possession upon the expiration or earlier termination of this Lease. Any lost cards will be canceled and Tenant will pay the sum of Twenty-five Dollars ($25.00) for each replacement card.

7.	[The following is not applicable as the subject matter has been fully-addressed within the Lease: All tenants will refer all contractors, contractors’ representatives and installation technicians to Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision will apply to all work performed in the Building including, but not limited to: installations of telephones, telegraph equipment, electrical devices and attachments, doors, entrance ways, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.]

8.	Movement in or out of the Building of furniture, office equipment, safes, heavy equipment, bulky material, merchandise or materials which require the use of elevators or stairways; or movements through the Building entrances or lobby will be restricted to such hours as Landlord will designate. All such movement will be under the supervision of Landlord and will proceed in a manner agreed upon between the tenants and Landlord by pre-arrangement before performance so as to arrive at the optimum time, method, and routing of such movement; [The following is not applicable as the subject matter has been fully-addressed within the Lease: subject, however, to Landlord’s ability to prohibit any such article from being brought into the Building for safety concerns. The tenants are to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord, if damaged or injured as a result of acts in connection with carrying out this service for a tenant from time to time of entering the property to completion of work; and Landlord will not be liable for acts of any person engage in, or any damage or loss to any of said property or persons resulting from, an act in connection with such services performed for a Tenant.]

9.	Corridor doors, when not in use, will be kept closed.

10.	Tenants will not employ any person to clean the Premises other than the Building’s cleaning and maintenance personnel. Nothing will intentionally be swept or thrown into the corridors, halls, elevator shafts or stairways.

11.	To ensure orderly operation of the Building, no non-Building Standard ice, mineral or other water, towels, newspapers, etc. will be delivered to any of the Premises except by persons appointed or approved by Landlord in writing, which approval shall not be unreasonably, withheld, conditioned or delayed.

12.	Should a Tenant require telegraphic, telephonic, annunciation or other communication service, Landlord will direct the electrician where and how wires are to be introduced and placed and none will be introduced or placed except as Landlord will direct. Electric current will not be used for heating units located in the Premises without Landlord’s prior written permission.

13.	[The following is not applicable as the subject matter has been fully-addressed within the Lease: Tenant will not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other Tenants or persons having business with them.]

14.	Except for service animals, no birds or other animals will be brought into or kept in, on or about any of Tenant’s Premises.

15.	No flammable or explosive fluid or substance will be used or kept in the Building, except for customary cleaning products and office supplies.

16.	No portion of any tenant’s Premises will at any time be used or occupied as sleeping or lodging quarters.

17.	No vehicle(s) will be left in the parking garage or any other area designated for building/project parking for more than a consecutive forty-eight (48) hour period without the Landlord’s prior written consent.

18.	[The following is not applicable as the subject matter has been fully-addressed within the Lease: In the event the tenant does not have a security deposit on account, Landlord may at his sole discretion, charge a deposit of not less than Five Hundred Dollars ($500.00) prior to scheduling the tenant move-out to mitigate any damage to the property associated with the tenant vacating. After the move and verification of any damage charges, the deposit, if any, shall be refunded to such tenant within Ten (10) business days.]

19.	Tenant and its employees will not smoke in the public areas of the building such as, but not limited to, public restrooms, corridors, elevator lobbies, and building lobbies. In addition, Tenant and its employees shall not smoke within fifty (50) feet of any Building entry or elevators unless otherwise explicitly designated in writing by Landlord.

20.	[The following is not applicable as the subject matter has been fully-addressed within the Lease: The Tenant, at such Tenant’s expense and upon vacating the Premises, must remove or have removed any and all telecommunications cabling and hardware, of which they have installed in or on any part of the Building or Premises. Additionally, Tenant must also remove all security devices installed in Premises upon vacating same.]

Exhibit D
Work Letter
     Gaedeke Holdings II, Ltd. (Landlord) and Archipelago Learning, LLC. (Tenant) agrees to prepare the Premises for Tenant’s occupancy in accordance with this Work Letter.
1.	Defined Terms: Unless otherwise noted, the defined terms in this Work Letter have the same meaning as the defined terms used in the Lease, and any other term defined in this Work Letter will have the same meaning if it is used as a defined term in the Lease.
2.	Space Plan. Landlord and Tenant hereby acknowledge approval of that certain space plan (the “Space Plan”) prepared by Interprise Design, dated March 24 , 2010, identified as plan/project number 0193-1039-16 showing, regardless of the quantities of such items, the location of all partitions and doors and the lay-out of the Premises.
3.	Construction Plans. On or before thirty (30) days after the Effective Date, Landlord’s space planner and engineer, as part of the Allowance, will prepare and provide Tenant with a complete set of construction plans (such construction plans, when approved, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan, the design and color scheme and any Above Building Standard Product Specification List (all improvements required by the Construction Plans are herein called “Tenant’s Work”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within three (3) Business Days after construction plans are delivered to Tenant, Tenant shall approve (which approval shall not be unreasonably withheld, conditioned or delayed) or disapprove same in writing and if disapproved, Tenant shall provide Landlord and Landlord’s space planner and engineer specific reasons for disapproval. The foregoing process shall continue until the construction plans are approved by Tenant; provided that if Tenant fails to respond in any three (3) Business Day period, then each day after such date that Tenant fails to provide a response shall constitute one (1) day of Tenant Delay.
4.	Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s request for a change that is not consistent with the Space Plan [all of which shall be subject to approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and, if applicable, any governmental agency or authority to which the plans and specifications are required to be submitted], the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant.
5.	Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Work; provided that Landlord, Landlord’s space planner, Landlord’s Contractor and Landlord’s Manager shall use commercially reasonable efforts to accommodate customary work performed by a Tenant Party during the completion of the Tenant’s Work, including without limitation, the installation of security systems, data cables and Tenant’s furniture and fixtures.

6.	Tenant Work Allowance. Landlord, at Tenant’s sole cost, will cause Tenant’s Work to be performed in substantial conformity with the Construction Plans and in accordance with the terms of this Work Letter. But, Landlord will provide Tenant up to $669,942.00 improvement allowance for Tenant’s Work (the “Allowance”) to offset the costs of the Construction Plans and the Tenant Work; if, however, the Construction Plans and the Tenant Work actually cost less than the Allowance, Tenant will not be entitled to offset or otherwise apply the unused portion of the Allowance against any other sum owed to Landlord; except Tenant may utilize any unused portion of the Allowance for it signage, for its security systems installed at the Premises, for data cables installed at the Premises, for fixtures installed at the Premises, its construction management fees, and as an additional Moving Allowance (of up to $260,525.00) to offset Tenant’s relocation costs as outlined in Exhibit F. Landlord shall obtain Tenant’s written consent of cost estimates for all labor, services and material that will be charged against the Allowance, prior to Landlord approving or incurring such costs.
a)	The Allowance shall be disbursed by Landlord, from time to time, for payment of (in the following priority) (i) the contract sum required to be paid to the General Contractor engaged to construct Tenant’s Work (the “Contract Sum”), and (ii) the fees of the preparer(s) of the Construction Plans and Space Plan (the foregoing costs are collectively referred to as the “Permitted Costs”). Landlord has agreed to waive its 5% construction management fee, and will work in conjunction with the construction manager to be retained by Tenant.

b)	Tenant has hired its project manager, James Louis with CresaPartners, and Tenant shall have the right to hire a move coordinator. Unless otherwise agreed to in writing by Landlord and Tenant, construction and installation of the Tenant’s Work shall be carried out by Landlord’s Contractor under the direction of Tenant’s project manager, subject to the supervision and direction of the Landlord’s Manager. Landlord and Tenant shall cooperate with each other and the Space Planner to promote the efficient and expeditious completion of such Tenant’s Work. On or before the first day of each calendar month, Landlord shall provide and within two (2) Business Days thereafter Tenant shall review with Landlord monthly statements of costs incurred for the Tenant Work, which statements shall reflect prior payments on the Tenant Work contract, along with appropriate lien releases for such prior work.

c)	No Tenant Party will be entitled to hold any Landlord Party responsible for determining whether Tenant is a public accommodation. Tenant shall be solely responsible for this determination. All of the Tenant Work’s design, construction and installation shall conform to the requirements of applicable building, plumbing and electrical codes, requirements of government laws, including the ADA, and the requirements of any authority having jurisdiction over, or with respect to, such work. Further, all design, construction and installation shall meet industry standards for electrical power required by Tenant’s Permitted Use operations in the Premises, including without limitation computer and telecommunications systems, software, printers, scanners, fax machines, and copiers, backup and batteries.

d)	If the sum of the Permitted Costs exceeds the Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Work , advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have two (2) Business Days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and any Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs then Tenant shall either reduce the scope of Tenant’s Work such that there shall be no Excess Costs or, at Tenant’s option,

Landlord shall obtain two (2) additional bids (i.e. bids in addition to the bids that Landlord is required to obtain pursuant to Section 11 of this Work Letter), provided that each day beyond such two (2) Business Day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. Subject to the last sentence of this subsection, the foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Work in writing prior to the commencement of construction. If Tenant fails to provide a response within an applicable time-period set forth in this Section 6(d), then each day after such date until Tenant provides the required response shall constitute one (1) day of Tenant “Delay.”

e)	Unless Landlord approved the use of other materials in the final Plans, which approval shall not be unreasonably withheld, conditioned or delayed, all Tenant Work will use Building Standard materials.

f)	Tenant shall remit to Landlord the actual Excess Costs, not to exceed the projected Excess Costs as identified in Section 6(d) of this Work Letter, if any, within ten (10) days after Substantial Completion of Tenant’s Work and receipt of invoice from Landlord. Failure by Tenant to timely tender to Landlord the full payment required by this Section 6(f) shall permit Landlord to stop all work until such payment is received. All sums due Landlord under this Subsection shall be considered Rent under the terms of the Lease and nonpayment shall constitute a default, after 5 days written notice and opportunity to cure, under the Lease and entitle Landlord to any and all remedies specified in the Lease.
7.	Delay and Completion. For purposes of determining the date on which Landlord will be deemed to have tendered the premises for Tenant’s occupancy will be the date of Substantial Completion (as described in Section 7(b) below), moved back one day for each day of Delay).
a)	Delay means each of the following acts or omissions of a Tenant Party that actually impedes the substantial completion of the Tenant Work or Landlord Work:
i)	failing to make its agents available, to furnish required information, or to respond to any request for any approval or information within any prescribed time period or, if no time period is prescribed, within 2 Business Days of that request;

ii)	insisting on any Non-Building Standard service, material, or improvement that is not identified in the Construction Plans;

iii)	changing the Space Plan or changing the Construction Plans after same have been approved pursuant to Section 2 of this Work Letter;

iv)	having work performed by any Tenant Party that results in an unreasonable interference with the Landlord Work or the Tenant Work;

v)	requesting that Landlord delay performing any of Tenant Work or Landlord Work;

vi)	any Default;

vii)	taking possession of any part of the Premises before the Substantial Completion of Tenant Work, other than early occupancy of the Data Room; or

viii)	any other delay chargeable to a Tenant Party, as provided for herein.
b)	Substantial Completion will occur when all of the following have occurred: (i) the Tenant Work has been performed in substantial compliance with the final Construction Plans and the terms of this Work Letter (which shall be determined by Landlord’s architect, which determination will conclusively bind all parties absent manifest error), (ii) any permanent certificate of occupancy if one is required has been issued or final building inspection approval by the City of Dallas, (iii) Landlord shall have complied with the obligations set forth in the first two sentences of Section 10 of this Work Letter, and (iv) all services to the Premises are available and fully operational.

c)	Tenant’s sole and exclusive remedy for Landlord’s failure, regardless of cause, to Substantially Complete the Tenant’s Work and the Landlord’s Work by the Delivery Date (as defined in this Work Letter) and tender the Premises to Tenant by the Delivery Date, or otherwise to make the Premises available, by the Delivery Date, will be the accrual of one day of abatement of Base Rent for each day after the Delivery Date until the date that Landlord is deemed to have tendered the Premises for Tenant’s occupancy with the Landlord’s Work and the Tenant’s Work Substantially Complete. Each day of Base Rent abatement that accrues under this Section 7(c) shall be applied to Base Rent accruing on and after the Commencement Date. Landlord and Tenant hereby acknowledge and agree that no Rent shall accrue under the Lease until the Commencement Date.
8.	Building Standard Materials. Building Standard construction materials include:
a)	Flooring: Grade and quality of carpeting to be selected by Landlord, with color to be selected by Tenant from those offered by Landlord.

b)	Window Covering: Miniblinds in Landlord’s uniform color.

c)	Ceiling: Acoustical tiles — Grid system.

d)	Partitions: Sheetrock partitions with tape, bed, texture and paint finish, and/or vinyl pre-clad sheetrock.

e)	Doors: Solid core door with metal frame and hardware.

f)	Electrical Outlets: Standard 110 volt duplex wall-mounted convenience outlets.

g)	Light Switches: Single pole light switches.

h)	Telephone Facilities: Standard unwired telephone outlets (ring and string) mounted on partitions. Tenant must make timely arrangements for telephone installation and is responsible for all charges related to such installation.

i)	Light Fixtures: Recessed fluorescent lighting fixtures.

j)	OTHER. Sprinklers; exit signs; life safety devices required by code.

9.	Commencement Letter. Landlord and Tenant will each sign and deliver to the other a Commencement Letter on the form attached as Exhibit E confirming the Commencement Date, the Expiration Date, the Rentable Area, and any other facts or terms that may be affected by improvements to the Premises.
10.	Walk-Through; Punch List. When Landlord considers the Tenant Work in the Premises to be Substantially Completed, Landlord will notify Tenant in writing and within three (3) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punch list items. Landlord shall use reasonable efforts to cause the contractor performing the Tenant Work to complete all punch list items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items. If any item listed on the Punch List is not completed by the later of (i) thirty days after receipt of written notice from Tenant to Landlord identifying the incomplete item, and (ii) the date that is ninety (90) days after the date the Punch List is approved by both Landlord’s and Tenant’s representatives, then Tenant may (without obligation) complete such uncompleted items at Landlord’s sole cost and expense, such that Landlord shall reimburse Tenant for the completion costs within thirty (30) days after receipt of invoice and paid receipts from Tenant.
11.	Contractor. Landlord shall provide Tenant with three (3) lump sum construction bids, based on contracts that include customary warranty terms for work and materials supplied pursuant to the contract. Tenant shall within three (3) Business Days after of receipt of such bids provide notice to Landlord of the contractor that Tenant chooses for the construction of the Tenant Work (“General Contractor”). The General Contractor must agree to correct defects for one (1) year and agree that all warranties are for the additional benefit of and are enforceable by Tenant.
12.	LANDLORD’S WORK.
(a)	Landlord, at its sole cost and expense (i.e., without any contribution from Tenant or deduction from the Allowance), will (i) demolish all existing improvements in the Premises in order that the Premises are in “shell condition” as described on Schedule I to this Exhibit D and will use commercially reasonable efforts to do so within 30 days following the date of Lease execution, (ii) perform all “Base Building Work” described on Schedule I to this Exhibit D; and (iii) shall perform all other work set forth in Schedule I within the applicable time periods set forth therein.

(b)	Landlord shall cause the Tenant’s Work to be Substantially Complete and Landlord will deliver possession of the Premises to Tenant, no later than ninety (90) days after the Effective Date, and extended for each day of a Tenant Delays (the “Delivery Date”). Landlord shall use commercially reasonable efforts to complete, obtain a temporary certificate of occupancy for and provide Tenant with the use of Tenant’s Data Room (as described in the Construction Plans) at least two weeks prior to the Delivery Date. Notwithstanding any terms of the Lease to the contrary, Tenant’s use of the Data Room prior to the Delivery Date and the Commencement Date (but after delivery by Landlord) shall not relieve Landlord of any obligations under the Lease, nor trigger any obligation of Tenant to pay Rent.
Landlord and Tenant executed this Work Letter to be effective on the Effective Date.

TENANT:		LANDLORD:

Archipelago Learning, LLC		Gaedeke Holdings II, Ltd., by and through its Agent, Gaedeke Group, L.L.C.

By:	/s/ James B. Walburg	By:	/s/ Sabine Gaedeke Stener
	Name: James B. Walburg		Sabine Gaedeke Stener
	Title: EVP & CFO		CEO

SCHEDULE 1 TO Exhibit D
Landlord Base Building Work
Landlord’s scope of work includes a portion of the defined Premises, known as the former Bally Health Club, on a portion of the 3rd floor as reflected on the cross-hatched area as provided in the Schedule 1-A attached here, and on the 4th floors, of One McKinney Plaza. Landlord’s Work will be completed and consistent in accordance with the construction documents prepared by BOKA Powell dated 12/04/2009.
1.	The term “Shell Condition” shall mean broom clean with all walls, doors and frames demolished (except core walls, doors and frames); all plumbing capped, electrical removed back to nearest junction box in plenum; removal and storage of HVAC grilles, diffusers, removal of flexible ductwork back to rigid ductwork and placement of thermostats into plenum; complete removal of suspended ceiling assembly (tile, grid, and hangers); fluorescent fixtures stacked and the removal of all existing cabling. Return to building attic stock or dispose of at building management discretion.

2.	Landlord work to deliver the Premises free of asbestos containing material and all other hazardous materials.

3.	The HVAC system serving the Premises shall be tested and operable to Landlord’s requirements.

4.	Building fire alarm pull boxes, annunciators, and smoke detectors for lease space will be compliant with current local and national fire code.

5.	Tenant may use existing plumbing stacks as needed.

6.	Replacement of any damaged or cracked windows (exterior) as deemed necessary by Landlord with mutual agreement with Tenant.

7.	Landlord will cause the Common Area restrooms on the 3rd floor and the restrooms on the 4th floor to conform in all material respects to applicable regulatory codes including ADA and Texas Accessibility Standards (TAS) and shall renovate such restrooms to Building Standard by installation of new Building Standard floor finishes, wall finishes, fixtures, sink, faucets, etc.

8.	Landlord shall provide wall coverings and flooring for the Common Area on the 3rd floor in accordance with new Building Standard requirements of Landlord.

9.	Landlord’s Work shall include the provision and installation of Building Standard miniblinds on all windows located in the Premises.
Additional Items:
a.	Elevators. Landlord shall perform a complete mechanical modernization and interior renovation of the Exclusive Elevators, which is similar to existing condition of the Non-Exclusive Elevators, (except due to weight and timing limitation, Landlord shall not be required to install stone in the Exclusive Elevators). The Landlord may complete such work in a staged manner, and will have the first elevator available within one-hundred sixty (160) days after the Effective Date, and the second elevator within one hundred ninety (190) days after the Effective Date.
b.	Limitations and Conditions. The work to be done by Landlord is limited to that required by this Schedule I and will be completed in timely manner as time is of the essence. All work not so classified as Landlord’s Work is Tenant’s Work. All material for Landlord’s Work shall be Building Standard. All Landlord’s Work shall be completed at Landlord’s sole cost and expense, without reimbursement from Tenant and without application of any funds from the Allowance. Landlord shall obtain customary warranties for all Landlord’s Work

SCHEDULE 1-A TO Landlord’s Base Work to EXHIBIT D
DIAGRAM OF BUILDING

Exhibit E
Commencement Letter
Date:
Archipelago Learning, LLC
3232 McKinney Ave.
Dallas, TX 75204
Re:	Commencement Letter with respect to that certain Lease Agreement between Gaedeke Holdings II, Ltd., as Landlord, and Archipelago Learning, LLC as Tenant, for square feet of Rentable Area on floors Three and Four of the Building.
Dear
     Except for punch-list items identified pursuant to the Work Letter and except for latent defects, Tenant accepts possession of the Premises in accordance with the terms of the Lease, and Landlord and Tenant agree:
1.	The Commencement Date of the Lease is .

2.	The Expiration Date of the Lease is .

3.	The Rentable Area of the Premises is .
          Please acknowledge Tenant’s acceptance of possession and its agreement to these terms by signing all 3 copies of this Commencement Letter in the space provided and returning 2 fully executed copies to me.
Sincerely,

Gaedeke Holdings II, Ltd., by and through its Agent Gaedeke Group, L.L.C. Sandra Plunk, Property Manager AGREED AND ACCEPTED: Archipelago Learning, LLC
By:
Name:
Title:

Exhibit F
Moving Allowance
Within 30 days after Tenant submits to Landlord third-party invoices which reasonably detail the moving services provided by such third parties, and the out-of-pocket costs paid and proof of payment by Tenant, Landlord will reimburse Tenant up to One Dollar ($1.00) per rentable square foot ($37,218.00 total) (“Moving Allowance”) to offset the out-of-pocket costs incurred by Tenant associated with moving, wiring, project management costs, and installation of telecommunications wiring in the Premises. Tenant may also utilize the Moving Allowance to offset signage costs.

Exhibit G
Janitorial Specifications
CLEANING INSTRUCTIONS

Exhibit H
Reconciliation Statement Form
RECONCILIATION FORM

Exhibit I
Unrestricted Use/Exceptions to Permitted Use Restrictions in the Project
DIAGRAM OF BUILDING

Exhibit J
Reserved Parking/Intentionally Omitted
[None]

Exhibit K
Non-Exclusive, Exclusive and Service Elevators
DIAGRAM OF BUILDING

Exhibit L
Required Removables
•	Items on the Move-Out List
•	all telecommunications cabling and hardware installed in or on any part of the Building or Premises by or pursuant to the direction of Tenant. Additionally, Tenant must also remove all security devices installed in Premises and the exclusive elevators by or pursuant to the direction of Tenant upon vacating same.
•	Tenant’s signage

EXHIBIT M
Guaranty Agreement
To induce Landlord to enter into the Lease, Archipelago Learning, Inc. (Guarantor) irrevocably and unconditionally guarantees the full and prompt payment and performance of the obligations of ARCHIPELAGO LEARNING, LLC. (Tenant) under its Lease Agreement (Lease) with Gaedeke Holdings II, Ltd. (Landlord).
NOW, THEREFORE, in consideration of Landlord’s execution of the Lease, and other good and valuable consideration,
1.	The undersigned unconditionally, absolutely and to the same extent as if the undersigned had signed the Lease as Tenant, assumes all liabilities, obligations of Tenant accruing under the Lease, and guarantees to Landlord , its successors, and assigns the full, prompt and complete payment and performance of each and every term, covenant, condition, and provision of the Lease to be kept or performed by Tenant, its successors, or assigns (including, without limitation, payment and performance all Rent, damages, indemnities, and any other obligations accruing thereunder or arising from the nonperformance thereof.

2.	The undersigned’s liability under this Guaranty will be unconditional and primary, and Landlord will be entitled proceed against the undersigned solely, against the undersigned and any other person or entity jointly, without regard to Tenant’s ability to perform and without first commencing any action, exhausting any remedy, obtaining any judgment, or proceeding in any way against Tenant or any other person or entity; and Landlord may bring against the undersigned to enforce any liability, duty, or obligation guaranteed without joining Tenant or any other person or entity.

3.	Until Tenant and Tenant’s successors or assigns have fully discharged all of their obligations under the Lease, and any renewals, extensions, amendments, or modifications thereof, this Guaranty will continue.

4.	Until all the covenants and conditions in the Lease to be performed and observed by Tenant or Tenant’s successors or assigns are fully performed and observed, the undersigned:
(a)	will have no right of subrogation or any other right to enforce any remedy against Tenant, its successors, or assigns because of the undersigned’s payment or performance thereof; and

(b)	subordinates any liability or indebtedness of Tenant or Tenant’s successors or assigns now or hereafter held by the undersigned to all obligations of Tenant or Tenant’s successors or assigns to Landlord under the Lease.
5.	The undersigned’s obligations under the terms of this Guaranty will not be released, diminished, impaired, reduced, or affected by any limitation of liability or recourse under the Lease or by the occurrence of any one or more of the following events:
(a)	taking or accepting any other security for or guaranty of the Lease;

(b)	releasing, surrendering, exchanging, subordinating, or losing any security for the Lease;

(c)	the death, insolvency, bankruptcy, disability, dissolution, termination, receivership, reorganization, or lack of corporate, partnership or other power of Tenant, the undersigned, or any party at any time liable for payment or performance of the Lease;

(d)	any assignment or sublease of Tenant’s interest in the whether or not permitted by the Lease or by Landlord;

(e)	amending, renewing, extending, modifying, or rearranging any term of payment or performance under the Lease with or without notice to, or consent of, the undersigned, or any adjustment, indulgence, forbearance, or compromise that Landlord may grant Tenant or any other party now or hereafter liable for payment or performance of the Lease;

(f)	Landlord’s neglect, delay, omission, failure, or refusal to take or prosecute any action to collect or enforce the Lease;

(g)	Landlord’s failure to notify the undersigned of any renewal, extension, rearrangement, modification, or assignment of the Lease, any subletting of any part of the Premises, any release or substitution of any security, any other act taken or not taken by Landlord, or any new agreement between Landlord and Tenant, it being understood that Landlord will not be required to give the undersigned any notice of any kind under any circumstances with respect to or in connection with the Lease;

(h)	the unenforceability of all or any part of the Lease, it being agreed that the undersigned will remain liable under this Guaranty regardless of Tenant’s or any other person’s liability under the Lease.

(i)	any payment that constitutes a preference under applicable bankruptcy laws or that Landlord is required refund.
6.	If any claim is brought to enforce or collect this Guaranty, the undersigned will pay reasonable attorneys’ fees and all other expenses and court costs incurred by Landlord in connection therewith.

7.	This Guaranty will be binding upon the undersigned’s heirs, legal representatives, successors, and assigns, and it will inure to the benefit of Landlord’s heirs, legal representatives, successors, and assigns.

8.	The undersigned represents that the undersigned is the owner of a direct or indirect interest in Tenant and that the undersigned will receive a direct or indirect benefit from the Lease.

9.	The undersigned’s obligations and those of any other guarantor or surety of the Lease will be joint and several. The undersigned agrees that Landlord, in its discretion, may

(a) bring suit against the undersigned and any other guarantor or surety of the Lease jointly and severally or against any one or more of them, (b) compound or settle with any or more of the guarantors or sureties of the Lease for such consideration as Landlord may deem proper, (c) release one or more of the guarantors or sureties of the Lease from liability thereunder; and (d) otherwise deal with any one or more of them, in any manner whatsoever, and that no such action shall impair the rights of Landlord to collect under this Guaranty.

10.	This Guaranty and all rights, obligations and liabilities arising hereunder will be construed according to the laws of the State of Texas. The undersigned agrees that this Guaranty is performable in Dallas County and waives the right to be sued elsewhere.
IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the 23rd day of April, 2010.
GUARANTOR:

Address:
	3400 Carlisle St, Suite 345	ARCHIPELAGO LEARNING, INC.
Dallas, TX 75204
		By:	/s/ Tim McEwen
Tel No.	(800) 419-3191		Name:	Tim McEwen
Fax No.	(866) 515-9145		Title:	CEO
Date:	April 23, 2010			April 23, 2010

Rider 1
Renewal Option
1.	Provided Tenant is not in Default (and such Default remains uncured) and is occupying a portion of the Premises at the time of such election, Tenant shall have the right, at Tenant’s option, to extend the Term of this Lease for up to two (2) additional period (as to each option) of five (5) years (each five year period being an “Extension Period”) on the same terms provided in this Lease (except as set forth below) (each option being an “Extension Option”). Such Extension Option shall be exercised by Tenant delivering an irrevocable and unconditional written notice of the exercise of such Extension Option to Landlord not later than the later of: (i) nine (9) months before the expiration of the initial Term; and (ii) fifteen (15) days after the date that a Market Rate has been approved by the parties pursuant to Paragraph 3, or has been determined pursuant to Paragraph 3(e).

2.	If Tenant properly and timely exercises the Extension Option, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except that:
(a)	The Base Rent payable during the Extension Period shall be at 100% of the then current market rate (“Market Rate”) for similar renewal transactions, determined as provided below, taking into account such factors as the quality, size, utility, and location of the Premises, the length of the extension, and the credit standing of Tenant and all other relevant factors (the Market Rate shall be determined as provided in Paragraph 3 below)

(b)	Other than the two Extension Options created hereby, Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

(c)	Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (moving allowance, construction allowance, and the like) or other tenant inducements.
3.	The procedures set forth in this Paragraph 3 shall be used to determine the Market Rate for the Extension Period.
(a)	If Tenant desires to exercise the Extension Option to extend the Term, Tenant must, not less than thirteen (13) months prior to the expiration of the original Term request in writing that Landlord advise Tenant, in writing, of the rate that Landlord believes to be the “Market Rate” applicable to the Extension Period (“Landlord’s Quoted Rate”). Any such request by Tenant shall not be deemed an exercise of the Extension

Option. Landlord shall then provide notice of Landlord’s Quoted Rate to Tenant, in writing, within thirty (30) days after such request; provided, however, that Landlord shall not be obligated to provide Landlord’s Quoted Rate more than twelve (12) months before the end of the Term.

(b)	Within ten (10) days of receiving Landlord’s Quoted Rate, Tenant shall, in writing, either (i) advise Landlord that Tenant accepts the Landlord’s Quoted Rate as the Market Rate for the Extension Period (in which event no further proceedings under this Paragraph 3 shall be required and the Base Rent rate for the Extension Period shall be 95% of such Landlord’s Quoted Rate if Tenant ultimately exercises the Extension Option), or (ii) object to Landlord’s Quoted Rate and request that the Market Rate for the Extension Period be established pursuant to the further procedures hereinafter stated in this Paragraph 3. If Tenant objects to the Landlord’s Quoted Rate, Tenant shall also simultaneously notify Landlord in writing of the rate (“Tenant’s Requested Rate”) that Tenant believes should be the Market Rate for the Extension Period. If Tenant does timely notify Landlord of its objection to Landlord’s Quoted Rate and simultaneously provides Tenant’s Requested Rate, such notice shall not be deemed an exercise by Tenant of the Extension Option.

(c)	Within ten (10) days after receipt of Tenant’s Requested Rate as aforesaid, Landlord shall, in writing, either (i) notify Tenant that Landlord accepts the Tenant’s Requested Rate as the Market Rate for the Extension Period (in which event no further proceedings under this Paragraph 3 shall be required and the Base Rent rate for the Extension Period shall be 95% of such Tenant’s Requested Rate if Tenant ultimately exercises the Extension Option), or (ii) notify Tenant that Landlord does not accept the Tenant’s Requested Rate.

(d)	Within ten (10) days after receipt of Landlord’s notification as provided above, Tenant shall, in writing, either (i) notify Landlord that Tenant accepts the Landlord’s Quoted Rate as the Market Rate for the Extension Period (in which event no further proceedings under this Paragraph 3 shall be required and the Base Rent rate for the Extension Period shall be 95% of such Landlord’s Quoted Rate if Tenant ultimately exercises the Extension Option), or (ii) notify Landlord that Tenant requires that the actual Market Rate for the Extension Period be determined by appraisal as provided herein.

(e)	If the foregoing procedures have not resulted in an agreement by the parties as to the Market Rate for the Extension Period, then the Market Rate shall be determined by appraisal as follows; provided that at any time during the process the parties may agree upon the Market Rate and cease any further appraisal proceedings. Within fifteen (15) days of Tenant notifying Landlord that the Market Rate for the Extension Period be determined by appraisal as provided in subparagraph (d) (ii) above, Tenant and Landlord shall each designate an appraiser. Within ten (10) days after the aforesaid 15-day period, each of the two appraisers shall determine the rate that such appraiser believes should be the Market Rate for the Extension Period. If the difference between the higher of the two quoted Market Rates and the lower is less than 10% of the lower quoted Market Rate, then the Market Rate shall be the average of the two rates. If such difference is more than 10%, then the two appraisers in question shall then designate a third appraiser within ten (10) days after the date on which the latter of the two appraisers has determined what it believes the Market Rate should be for the Extension Term. Within ten (10) days of being appointed as an appraiser, the third appraiser shall determine what it believes the Market Rate should be for the Extension Term and the Market Rate shall be the average of those two rates (out of the three rates determined by the three appraisers) that are closest to each other (or, if the higher and lower rates are equally more (and less) than the middle rate, then the Market Rate shall be the average of all three rates). The Base Rent for the Extension Period shall then be 95% of the Market Rate determined pursuant to this subparagraph 3(e) if Tenant ultimately exercises the Extension Option.

(f)	Each appraiser designated by any person in accordance with this Paragraph 3 shall be a disinterested person having at least ten (10) years continuous experience in the Downtown/Uptown area of Dallas, Texas office leasing market and shall be a member of the American Institute of Real Estate Appraisers or similar professional organization. Each party shall bear the cost of its own designated appraiser and each party shall bear one-half of the cost of the third appraiser.
4.	Tenant’s rights under this Rider shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant transfers any of its interest in this Lease or sublets any portion of the Premises other than an Approved Transfer or a Permitted Transfer, or (c) Tenant fails to timely exercise its option under this Rider, time being of the essence with respect to Tenant’s exercise thereof.

Rider 2
Termination Option
     Provided Tenant is not in Default of this Lease Agreement and such default remains uncured on the date that the Termination Option (defined below) is exercised, and Tenant has not assigned or sublet or transferred the Premises except pursuant to a Permitted Transfer, then Tenant shall have the one-time right to terminate this Lease as to the entire Premises (“Termination Option”), effective on the last day of Sixtieth (60th) Lease Month (the “Termination Date”), as provided for herein. Tenant must give Landlord not more than twelve (12) months, and not less than six (6) months, prior written notice of its intent to exercise of the Termination Option, and such notice shall included the payment of the “Termination Fee,” as hereinafter defined.
     If Tenant fails to give notice of exercise of the Termination Option on or prior to the required notice date, or fails to timely pay the Termination Fee to Landlord when due (and such failure continues for ten (10) days after Tenant’s receipt of written notice from Landlord identifying such failure), then Tenant’s Termination Option shall be deemed waived and of no further force and effect.
     “Termination Fee” shall be an amount equal to $790,091.00.

RIDER 3
Right of First Refusal
     Provided Tenant Event of Default does not exist under the Lease that remains uncured and provided that Tenant is in occupancy of the Premises and has not assigned nor sublet it except for any Permitted Transfer, Tenant shall have the one-time right, subject to the terms and conditions set forth below, to lease that certain space located on the 7th floor, and totaling 22,211 rentable square feet as described on Schedule 1 to Rider 3 attached hereto and labeled “Right of First Refusal Space” (herein so called) before it is leased to any other party, but subject to the current encumbrances as reflected on Schedule 1 to Rider 3.
     In the event any third party (except for a third party exercising a right to the Right of First Refusal Space that is set forth on Schedule 1 to this Rider 3), expresses interest in leasing all or any portion of the Right of First Refusal Space during the Lease Term (“Third Party Interest”), Landlord shall offer the entire portions of such Right of First Refusal Space to Tenant upon the same terms, covenants and conditions as provided in the Lease for the original Premises, except that:
a.	Commencement Date. The commencement date for the Lease for the Right of First Refusal Space (the “Refusal Space Commencement Date”) shall be the day the Right of First Refusal Space is delivered to the Tenant broom clean, free of tenant or other occupants, and in its then “As-Is” condition;

b.	The Premises. As of the Refusal Space Commencement Date, the Right of First Refusal Space shall be deemed to be part of the Premises;

c.	Pro Rata Share. As of the Refusal Space Commencement Date, Tenant’s Pro Rata Share shall be increased to an amount computed by dividing the amount deemed by Landlord to be the total of the rentable square footage of the Premises, including all Right of First Refusal Space leased by Tenant, by the amount deemed by Landlord to be the rentable square footage of the Building, and expressing the fractions as a percentage;

d.	Rent. As of the Refusal Space Commencement Date, the Base Rent shall be increased to an amount, determined as follows:
i.	Expansion within 24 months If the Right of First Refusal Space is deemed part of the Premises, within 24 months of the Commencement Date of the initial Term, then as of the Refusal Space Commencement Date, the Base Rent shall be increased to an amount computed by multiplying the square foot rental rate that is payable by Tenant under the Lease with respect to the Premises for the month immediately preceding the month in which the Landlord sends the Right of Refusal Notice by the number of rentable square feet deemed by Landlord to be contained in the Right of First Refusal Space taken by Tenant; and Tenant shall be entitled to a prorated Allowance as provided in Exhibit D of the Lease; with such Allowance to be prorated for the balance of the initial Term.

ii.	Expansion past 24 months. If the Right of First Refusal Space is deemed part of the Premises after the initial 24 Lease Months from the Commencement Date, then as of the Refusal Space Commencement Date, the Base Rent shall be increased to an amount computed by multiplying the Market Rate (as defined or determined in accordance with Rider 1 to the Lease) per square foot at the time it becomes available by the number of rentable square feet contained in the Right of First Refusal Space taken by Tenant.
e.	Cancel Lease Clauses. No abatements, allowances or other concessions or tenant inducements (if any) provide for in the Lease (e.g., moving allowance, construction allowance and the like) shall apply to the Right of First Refusal Space, except as provided in subsection (d) (A) above. Tenants parking ratio for any Right of First Refusal Space shall be at the Building Standard ratio of 1/333 rentable sq. feet and at the Building Standard parking rates.

f.	Confirming Lease Amendment. Within 30 days after the Refusal Space Commencement Date, Landlord and Tenant shall confirm the following in a written amendment to the Lease: (A) the Refusal Space Commence Date, (B) the location and size of the Right of First Refusal Space leased by Tenant, (C) the new Base Rent, and (D) Tenant’s increased Tenant’s Pro Rata Share.
     Tenant shall have five (5) days after receipt of the offer to lease the Right of First Refusal Space to accept such offer by providing Landlord with written notice of such election. If Tenant notifies Landlord in writing of the acceptance of such offer, then Landlord and Tenant shall promptly enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease for the remainder of the Lease Term and any renewal thereof, if applicable and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). In the event that Tenant does not notify Landlord in writing of its acceptance of such offer in such five (5) day period, then Tenant’s rights under this paragraph with respect to the Right of First Refusal Space shall terminate and Landlord shall thereafter be able to lease the Right of First Refusal Space or any portion thereof to a third party and Tenant shall have no further rights to the space; provided, however, if said third party does not execute a lease agreement with Landlord, then Tenant’s Right of First Refusal shall be reinstated until another third party provides Landlord with a bona fide offer to Lease.
     Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any assignment of the Lease except for a Permitted Transfer (in which case the rights will be conveyed to the transferee). Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee.

RIGHT OF FIRST REFUSAL SPACE -SCHEDULE 1 TO RIDER 3
DIAGRAM OF BUILDING

RIDER 4
Signage
1.	Tenant, at Tenant’s sole cost, shall have the right to an exterior signage panel on the new lit monument sign to be located on McKinney Avenue, in the general locations depicted on Schedule 1, to Rider 4, attached hereto. All signage materials, final location, size and lettering must be approved in writing in advance by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) and must be in compliance with Building Standard. Sign installation and maintenance shall be at Tenant’s sole risk, cost and expense. Tenant shall remove the sign, repair damage, if any, within fifteen (15) days following termination of this Lease.

2.	Tenant, at its sole risk, cost and expense, shall have the right to install exterior electrical or non-electrical signage bearing Tenant’s name and logo on the wall next to the garage entry on Hall Street on the planter box façade (in the general locations depicted on Schedule 2, to Rider 4, attached hereto, the “Wall Sign Location”) and using designs approved by Landlord, and upon installation, Tenant will have the obligation, at Tenant’s sole risk, cost, and expense to repair, maintain, and operate (including supplying and paying for submetered electricity for such signage). Tenant will obtain any necessary governmental approvals for such signage, and Tenant warrants that any such signage will comply with all applicable laws, regulations, ordinances, and orders of any governmental authority having jurisdiction. Before installing any sign, Tenant must submit its plans and specifications to Landlord and receive Landlord’s advance written approval.

3.	Within fifteen (15) days following the expiration or termination of this lease, Tenant, at its sole risk, cost and expense, must remove all exterior signage and make any repairs necessary to restore the Building to substantially the condition it was in at the time the signage was installed, and Tenant, at its sole risk, cost and expense, will repair any damage to the Building caused by the installation, repair, maintenance, operation, or existence of any such signage.

SCHEDULE 1 TO RIDER 4
Monument Sign
PICTURE OF SIGNAGE

SCHEDULE 2 TO RIDER 4
Wall Sign Location
DIAGRAM OF BUILDING